Exhibit 99.1

Item 8.                     Financial Statements And Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Magnum Hunter Resources Corporation

We have audited the accompanying consolidated balance sheets of Magnum Hunter Resources Corporation and subsidiaries (collectively the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011.  Our audits also included the financial statement schedule of the Company listed in Item 15(a).  These financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 29, 2012 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Hein & Associates LLP
Dallas, Texas
February 29, 2012, except for Note 16 as to which the date is January 11, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Magnum Hunter Resources Corporation

We have audited Magnum Hunter Resources Corporation and subsidiaries’ (collectively, the “Company”) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Williston Hunter Canada, Inc., Williston Hunter, Inc., and Magnum Hunter Production, Inc. from its assessment of internal control over financial reporting as of December 31, 2011, because they were acquired by the Company in a purchase business combinations during 2011. We have also excluded Williston Hunter Canada, Inc., Williston Hunter Inc., and Magnum Hunter Production, Inc. from our audit of internal control over financial reporting. Williston Hunter Canada, Inc., Williston Hunter Inc., and Magnum Hunter Production, Inc. are wholly owned subsidiaries whose total assets and net income represent approximately 34% and 35%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2011.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Magnum Hunter Resources Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011 and our report dated February 29, 2012, except for Note 16 as to which the date is January 11, 2013, expressed an unqualified opinion thereon.

/s/ Hein & Associates
Dallas, Texas
February 29, 2012

MAGNUM HUNTER RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per-share data)

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,851	$554
Accounts receivable	50,476	11,705
Derivative assets	5,732	—
Prepaids and other current assets	6,254	867
Total current assets	77,313	13,126

PROPERTY AND EQUIPMENT:
Oil and natural gas properties, successful efforts accounting	962,965	189,912
Gas gathering and other equipment	115,541	42,689
Total property and equipment	1,078,506	232,601
OTHER ASSETS:
Deferred financing costs, net of amortization of $958 and $1,237 respectively	10,642	2,678
Derivatives and other long-term assets	1,943	562
Total Assets	$1,168,404	$248,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$4,681	$7,132
Accounts payable	139,052	33,319
Accrued liabilities	5,656	435
Revenue payable	10,781	2,630
Derivatives and other current liabilities	7,149	719
Total current liabilities	167,319	44,235
Notes payable, less current portion	286,064	26,019
Asset retirement obligation	20,116	4,455
Deferred tax liability	95,299	—
Derivatives and other long term liabilities	8,954	700
Total liabilities	577,752	75,409

COMMITMENTS AND CONTINGENCIES (Note 14)
REDEEMABLE PREFERRED STOCK:
Series C Cumulative Perpetual Preferred Stock, cumulative dividend rate 10.25% per annum, 4,000,000 authorized, 4,000,000 and 2,809,456 issued & outstanding as of December 31, 2011 and 2010, respectively, with liquidation preference of $25.00 per share	100,000	70,236

SHAREHOLDERS’ EQUITY:
Preferred stock, 10,000,000 shares authorized	—	—
Series D Cumulative Preferred Stock, cumulative dividend rate 8.0% per annum, 5,750,000 authorized, 1,437,558 and none issued & outstanding as of December 31, 2011 and December 31, 2010, respectively, with liquidation preference of $50.00 per share	71,878	—
Common stock, $0.01 par value; 250,000,000 shares authorized, 130,270,295 and 74,863,135 shares issued and 129,803,374 and 74,863,135 outstanding as of December 31, 2011 and 2010, respectively	1,298	749
Exchangeable common stock, par value $0.01 per share, 3,693,871 and none issued & outstanding as of December 31, 2011 and December 31, 2010, respectively	37	—
Additional paid in capital	569,690	152,439
Accumulated deficit	(140,070)	(49,402)
Accumulated other comprehensive income	(12,463)	—
Treasury Stock, at cost, 761,652 shares	(1,310)	(1,310)
Unearned common stock in KSOP, at cost	(604)	(604)
Total Magnum Hunter Resources Corporation shareholders’ equity	488,456	101,872
Noncontrolling interest	2,196	1,450
Total Shareholders’ Equity	490,652	103,322
Total Liabilities and Shareholders’ Equity	$1,168,404	$248,967

MAGNUM HUNTER RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and per-share data)

	Year Ended December 31,
	2011	2010	2009
REVENUE:
Oil and gas sales	$106,266	$27,715	$6,607
Field operations and other	22,912	5,009	237
Total revenue	129,178	32,724	6,844

EXPENSES:
Lease operating expenses	27,067	10,399	3,879
Severance taxes and marketing	7,475	2,305	500
Exploration	1,537	936	790
Field Operations	16,938	4,363	—
Impairment of unproved oil & gas properties	1,108	—	634
Impairment of proved oil & gas properties	21,792	306	—
Depreciation, depletion and accretion	49,090	8,923	3,168
General and administrative	63,561	24,901	8,490
Total expenses	188,568	52,133	17,461
OPERATING LOSS	(59,390)	(19,409)	(10,617)

OTHER INCOME (EXPENSE):
Interest income	27	61	1
Interest expense	(12,005)	(3,594)	(2,691)
Gain (loss) on derivative contracts	(6,346)	814	(2,325)
Other	606	—	—
Total other income and expense	(17,718)	(2,719)	(5,015)
Loss from continuing operations before non-controlling interest	(77,108)	(22,128)	(15,632)
Income tax benefit	696	—	—
Net (income) loss attributable to non-controlling interest	(249)	(129)	63
Net loss attributable to Magnum Hunter Resources Corporation from continuing operations	(76,661)	(22,257)	(15,569)
Income from discontinued operations	—	8,457	445
Net loss	(76,661)	(13,800)	(15,124)
Dividends on Preferred Stock	(14,007)	(2,467)	(26)
Net loss attributable to common shareholders	$(90,668)	$(16,267)	$(15,150)
Weighted average number of common shares outstanding, basic and diluted	113,154,270	63,921,525	38,953,834
Net loss from continuing operations	$(0.80)	$(0.38)	$(0.40)
Net income from discontinued operations	$—	$0.13	$0.01
Net loss per common share, basic and diluted	$(0.80)	$(0.25)	$(0.39)

MAGNUM HUNTER RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME

(In thousands, except shares and per-share data)

	Year ended December 31,
	2011	2010	2009
Net income (loss)	$(76,661)	$(13,800)	$(15,124)
Foreign currency translation	(12,477)	—	—
Unrealized gain (loss) on available for sale investments	14	—	—
Total comprehensive loss	$(89,124)	$(13,800)	$(15,124)

MAGNUM HUNTER RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(In thousands)

	Number of Shares of Common	Number of Shares of Exchangeable Common Stock	Number of Shares of Series D Preferred Stock	Deposit on Triad	Common Stock	Exchangeable Common Stock	Series D Preferred Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock	Unearned Common Shares in KSOP	Non- controlling Interest	Total Shareholders’ Equity
BALANCE, January 1, 2009	36,768	—	—	$—	$368	$—	$—	$51,311	$(17,986)	—	$—	$—	$1,385	$35,078
Restricted stock issued to employees and directors	1,886	—	—	—	19	—	—	1,362	—	—	—	—	—	1,381
Stock compensation	—	—	—	—	—	—	—	1,711	—	—	—	—	—	1,711
Issued shares of common stock for acquisition of Sharon Resources, Inc.	2,294	—	—	—	23	—	—	2,661	—	—	—	—	—	2,684
Issued 214,950 shares of Series C Preferred Stock	—	—	—	—	—	—	—	(418)	—	—	—	—	—	(418)
Issued 8,881,112 shares of Common Stock	8,881	—	—	—	89	—	—	14,006	—	—	—	—	—	14,095
Dividends on Series C Convertible Preferred	—	—	—	—	—	—	—	—	(25)	—	—	—	—	(25)
Issued 761,652 shares as deposit on Triad Acquisition	762	—	—	(1,310)	7	—	—	1,303	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(15,124)	—	—	—	(64)	(15,188)
BALANCE, December 31, 2009	50,591	—	—	$(1,310)	$506	$—	$—	$71,936	$(33,135)	$—	$—	$—	$1,321	$39,318
Restricted stock issued to employees and directors	2,539	—	—	—	25	—	—	426	—	—	—	—	—	451
Stock compensation	—	—	—	—	—	—	—	5,929	—	—	—	—	—	5,929
Stock Options surrendered by holder for cash payment	—	—	—	—	—	—	—	(116)	—	—	—	—	—	(116)
Issued 55,932 shares of common stock for payment of services	56	—	—	—	1	—	—	164	—	—	—	—	—	165
Issued shares of Series C Preferred Stock	—	—	—	—	—	—	—	(1,419)	—	—	—	—	—	(1,419)
Issued shares of Common Stock for cash	10,832	—	—	—	108	—	—	38,570	—	—	—	—	—	38,678
Issued shares of Common Stock upon exercise of warrants	7,537	—	—	—	75	—	—	16,031	—	—	—	—	—	16,106
Issued 52500 shares of common stock upon stock option exercise	53	—	—	—	1	—	—	125	—	—	—	—	—	126
Issed shares of Common Stock upon redemption of Series B Convertible Preferred Stock	1,000	—	—	—	10	—	—	3,722	—	—	—	—	—	3,732
Dividends on Series B Convertible Preferred	—	—	—	—	—	—	—	—	(131)	—	—	—	—	(131)
Dividends on Series C Cumulative Perpetual Preferred	—	—	—	—	—	—	—	—	(2,336)	—	—	—	—	(2,336)
761,652 shares of common stock as deposit on Triad Acquisition returned to treasury	—	—	—	1,310	—	—	—	—	—	—	(1,310)	—	—	—
Loan of 153,300 shares to KSOP	—	—	—	—	—	—	—	—	—	—	—	(604)	—	(604)
Issued 2,255,046 shares of common stock for acquisition of assets	2,255	—	—	—	23	—	—	17,071	—	—	—	—	—	17,094
Net loss	—	—	—	—	—	—	—	—	(13,800)	—	—	—	129	(13,671)

	Number of Shares of Common	Number of Shares of Exchangeable Common Stock	Number of Shares of Series D Preferred Stock	Deposit on Triad	Common Stock	Exchangeable Common Stock	Series D Preferred Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock	Unearned Common Shares in KSOP	Non- controlling Interest	Total Shareholders’ Equity
BALANCE, December 31, 2010	74,863	—	—	$—	$749	$—	$—	$152,439	$(49,402)	$—	$(1,310)	$(604)	$1,450	$103,322
Restricted stock issued to employees and directors	121	—	—	—	1	—	—	413	—	—	—	—	—	414
Stock compensation	—	—	—	—	—	—	—	24,643	—	—	—	—	—	24,643
Issued shares of Series C Preferred Stock for cash	—	—	—	—	—	—	—	(689)	—	—	—	—	—	(689)
Issued shares of Common Stock for cash	1,714	—	—	—	17	—	—	13,875	—	—	—	—	—	13,892
Issued shares of Series D Preferred Stock for cash	—	—	1,438	—	—	—	71,878	(6,189)	—	—	—	—	—	65,689
Issued shares of Common Stock upon warrant exercise	814	—	—	—	8	—	—	2,420	—	—	—	—	—	2,428
Issued shares of common stock upon stock option exercise	5,479	—	—	—	55	—	—	5,135	—	—	—	—	—	5,190
Dividends Preferred Stock	—	—	—	—	—	—	—	—	(14,007)	—	—	—	—	(14,007)
Issued 12,875,093 warrants for payment of dividends on common stock with fair market value of $6.7 million	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issued 378,174 warrants for payment of dividends on MHR Exchangeco Corporation’s exchangeable common stock with fair market value of $197 thousand	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issued shares of common stock for acquisition of assets	946	—	—	—	9	—	—	7,533	—	—	—	—	—	7,542
Issued shares of common stock for acquisition of NGAS Resources	6,635	—	—	—	66	—	—	52,951	—	—	—	—	—	53,017
Issued shares of common stock to employees for change in control payments for NGAS Resources	351	—	—	—	4	—	—	2,798	—	—	—	—	—	2,802
Issued 138,388 warrants in replacement of NGAS Resources warrants	—	—	—	—	—	—	—	190	—	—	—	—	—	190
Noncontrolling interest acquired in NGAS acquisition	—	—	—	—	—	—	—	—	—	—	—	—	497	497
Issued shares of common stock for acquisition of NuLoch Resources	38,132	—	—	—	381	—	—	281,794	—	—	—	—	—	282,175
Issued exchangeable shares for acquisition of NuLoch Resources	—	4,276	—	—	—	43	—	31,600	—	—	—	—	—	31,643
Issued shared of common stock upon exchange of MHR Exchangeco Corporation’s exchangeable shares	582	(582)	—	—	6	(6)	—	—	—	—	—	—	—	—
Issued shares of Common Stock for commitment fee	166	—	—	—	2	—	—	777	—	—	—	—	—	779
Net loss	—	—	—	—	—	—	—	—	(76,661)	—	—	—	249	(76,412)
Other comprehensive income:
Foreign currency translation	—	—	—	—	—	—	—	—	—	(12,477)	—	—	—	(12,477)
Unrealized gain on available for sale securities	—	—	—	—	—	—	—	—	—	14	—	—	—	14
BALANCE, December 31, 2011	129,803	3,694	1,438	$—	$1,298	$37	$71,878	$569,690	$(140,070)	$(12,463)	$(1,310)	$(604)	$2,196	$490,652

MAGNUM HUNTER RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities
Net loss	$(76,661)	$(13,800)	$(15,124)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Noncontrolling interest	249	129	(63)
Depletion, depreciation, and accretion	49,090	10,346	4,500
Share-based compensation	25,057	6,379	3,091
Asset Impairment	22,900	306	634
Cash paid for plugging wells	(8)	—	—
Exploratory costs	—	—	647
Gain on sale of assets	(186)	(6,731)	(14)
Unrealized (gain) loss on derivative contracts	4,210	3,063	7,700
Amortization of deferred financing cost included in interest expense	3,636	1,201	1,234
Deferred Taxes	(696)	—	—
Changes in operating assets and liabilities:
Accounts receivable and accrued revenue	(25,075)	(2,949)	(1,909)
Inventory	(3,889)	—	—
Prepaid expenses and other current assets	(124)	134	(16)
Accounts payable	25,883	8,866	1,571
Revenue payable	6,979	359	343
Accrued liabilities	2,473	(8,470)	779
Net cash provided by (used in) operating activities	33,838	(1,167)	3,373
Cash flows from investing activities
Capital expenditures and advances	(291,942)	(80,078)	(14,602)
Net cash paid in acquisition, net of cash received of $2,500; $0; and $235, respectively	(78,524)	(59,500)	235
Change in restricted cash and deposits	42	59	(56)
Proceeds from sale of assets	8,709	21,238	500
Purchase of derivatives	—	—	(2,701)
Net cash used in investing activities	(361,715)	(118,281)	(16,624)
Cash flows from financing activities
Net proceeds from sale of common stock and warrants	13,892	38,678	14,095
Net proceeds from sale of preferred shares	94,764	63,444	4,956
Proceeds from exercise of warrants and options	7,618	16,231	—
Purchase of company shares and loan to KSOP	—	(604)	—
Options surrendered for cash	—	(116)	—
Preferred stock dividends paid	(14,007)	(2,492)	—
Principal repayments of debt	(242,472)	(84,886)	(34,194)
Proceeds from borrowings on debt	493,906	101,581	25,718
Payment on payable on sale of partnership	—	—	(113)
Payment of deferred financing costs	(11,577)	(2,866)	(1,049)
Cash paid upon conversion of Series B preferred stock	—	(11,250)	—
Change in other long-term liabilities	69	—	—
Net cash provided by financing activities	342,193	117,720	9,413
Effect of exchange rate changes on cash	(19)	—	—
Net change in cash and cash equivalents	14,297	(1,728)	(3,838)
Cash and cash equivalents, beginning of year	554	2,282	6,120
Cash and cash equivalents, end of year	$14,851	$554	$2,282
Cash paid for interest	$7,952	$2,749	$2,142
Noncash transactions
Common stock issued for acquisitions	$345,537	$17,093	$2,685
Series B Preferred stock issued for acquisition of Triad	$—	$14,982	$—
Debt assumed in acquisitions	$71,895	$3,412	$—
Common stock issued for payment of services	$779	$165	$—
Common stock issued in conversion of Series C Convertible Preferred Stock	$—	$3,732	$—
Accrued capital expenditures	$81,136	$23,218	$—
Exchangeable common stock issued for acquisition of NuLoch Resources	$31,642	$—	$—
Warrants issued for payment of common stock dividends	$6,695	$—	$—
Warrants issued for payment of dividends on MHR Exchangeco Corporation exchangeable shares	$197	$—	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

Magnum Hunter Resources Corporation and subsidiaries (“Magnum Hunter”) (a Delaware Corporation) is a Houston, Texas based independent exploration and production company engaged in the acquisition and development of producing properties, secondary enhanced oil recovery projects, and production of oil and natural gas in the United States.

On July 14, 2009, the Company formed a new subsidiary to purchase Magnum Hunter Resources, LP and the new subsidiary was merged into Petro Resources Corporation in order to effect a name change from “Petro Resources Corporation” to “Magnum Hunter Resources Corporation”.

NOTE 2—LIQUIDITY

At December 31, 2011, we had cash and cash equivalents of $14.9 million, of which $1.7 million of the cash was held by Eureka Hunter and was only available for use by Eureka Hunter and not the Company as a whole, and working capital deficit of $90.0 million. For the year ended December 31, 2011, we had net loss attributable to common shareholders of $90.7 million and a operating loss from continued operations of $76.7 million, including a $22.9 million impairment of long-lived assets (see Note 3).

We depend on our credit agreements, as described in Note 9, to fund a portion of our operating and capital needs. Under our senior revolving credit agreement, our borrowing base at December 31, 2011, based upon our proved reserves, was $200.0 million. At December 31, 2011, our remaining available borrowing capacity under the senior credit agreement was $58.0 million. On February 14, 2012, our borrowing base under our senior revolving credit agreement was increased from $200 million to $235 million. See Note 17—Subsequent Events for additional information. Pursuant to the terms of our senior revolving credit agreement, our borrowing base is to be redetermined based upon our June 30, 2012 reserve report.

At December 31, 2011, we were not in compliance with the covenant contained in our senior revolving and term loan credit agreements that requires we maintain certain ratios of current assets to current liabilities as described in Note 9. We have received a waiver of the covenant but must be in compliance with the covenant for each quarterly measurement date in 2012, which we believe is probable.

We believe the combination of (i) cash on hand, (ii) cash flow generated from the expected success of prior capital development projects, (iii) debt available under our credit agreements and (iv) our ability to access the equity markets, provide sufficient means to conduct our operations, meet our contractual obligations, including our debt covenant requirements and undertake our capital expenditure program for the twelve months ending December 31, 2012.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of Magnum Hunter and our wholly-owned subsidiaries, Eagle Ford Hunter, Inc. (f/k/a Sharon Hunter Resources, Inc.), referred to as Sharon, Triad Hunter, LLC, Alpha Hunter Drilling, LLC, Hunter Disposal, LLC, Eureka Hunter Pipeline, LLC, Eureka Hunter Pipeline Partners, LLC, Hunter Real Estate, LLC, NGAS Hunter, LLC (f/k/a MHR Acquisition Company I, LLC), Magnum Hunter Production, Inc. (f/k/a NGAS Production, Inc.), Magnum Hunter Resources GP, LLC, Magnum Hunter Resources LP, MHR Callco Corporation, MHR Exchangeco Corporation, Williston Hunter Canada, Inc., Williston Hunter, Inc., Williston Hunter ND, LLC (f/k/a MHR Acquisition II, LLC), NGAS Gathering, LLC, Sentra Corporation, Energy Hunter Securities, Inc (f/k/a NGAS Securities, Inc) and MHR Acquisition Company III, LLC. We also have consolidated our 87.5% controlling interest in PRC Williston, LLC, or PRC, with noncontrolling interests recorded for the outside interest in PRC. The consolidated financial statements also reflect the interest of Magnum Hunter Production, Inc. in various managed drilling partnerships. We account for the interests in these partnerships using the proportionate consolidation method. All significant intercompany balances and transactions have been eliminated.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates are based on information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates under different assumptions and conditions. Significant estimates are required for proved oil and gas reserves which, as described in Note 3—Estimates of Proved Oil and Gas Reserves, may have a material impact on the carrying value of oil and gas property.

Critical accounting policies are defined as those significant accounting policies that are most critical to an understanding of a company’s financial condition and results of operation. We consider an accounting estimate or judgment to be critical if (i) it requires assumptions to be made that were uncertain at the time the estimate was made, and (ii) changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

Reclassification of Prior-Year Balances

Certain prior-year balances in the consolidated financial statements have been reclassified to correspond with current-year classifications.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and highly liquid debt securities that have original maturities of three months or less. At December 31, 2011, the Company had cash deposits in excess of FDIC insured limits at various financial institutions.

Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, notes receivable, accounts payable and accrued liabilities and long-term debt approximate fair value, as of December 31, 2011 and 2010. See Note 4 for commodity derivative fair value disclosures.

Oil and Gas Properties

Capitalized Costs

Our oil and gas properties were comprised of the following:

	December 31,
	2011	2010
	(in thousands)
Mineral interests in properties:
Unproved properties	$424,610	$57,428
Proved properties	221,115	84,968
Wells and related equipment and facilities	349,533	55,938
Uncompleted wells, equipment and facilities	27,741	13,580
Advances	4,437	6
Total costs	1,027,436	211,920
Less accumulated depreciation and depletion	(64,471)	(22,008)
Net capitalized costs	$962,965	$189,912

We follow the successful efforts method of accounting for our oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties and to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have proved reserves. If we determine that the wells do not have proved reserves, the costs are charged to expense. Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties are charged to expense as incurred. We capitalize interest on expenditures for significant exploration and development projects that last more than six months while activities are in progress to bring the assets to their intended use. No interest was capitalized during the periods presented.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income. A sale of a significant property is treated as discontinued operations. In 2010 we sold our interest in our Cinco Terry property and reflected the gain on sale and current and prior operating results as discontinued operations.

Capitalized amounts attributable to proved oil and gas properties are depleted by the unit-of-production method over proved reserves using the unit conversion ratio of six Mcf of gas to one Bbl of oil and the ratio of forty-two Gal of natural gas liquids to one Bbl of oil. Depreciation and depletion expense for oil and gas producing property and related equipment was $42.5 million, $8.9 million, and $3.2 million for the years ended December 31, 2011, 2010, and 2009, respectively.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. We recorded $1.1 million in unproved property impairment during the year ended December 31, 2011, comprising $306,000 and $802,000 in our Eagle Ford and Appalachian regions, respectively, due to expiring acreage that we chose not to develop. We recorded none for the year ended December 31, 2010, and $0.6 million during the year ended December 31, 2009. The 2009 impairment resulted from a write-off of $0.4 million in acreage costs in the Boomerang Prospect in Kentucky as well as a $0.2 million write-off on the LeBlanc Prospect in Louisiana and the West Greene Field in North Dakota.

Capitalized costs related to proved oil and gas properties, including wells and related equipment and facilities, are evaluated for impairment based on an analysis of undiscounted future net cash flows. If undiscounted cash flows are insufficient to recover the net capitalized costs related to proved properties, then we recognize an impairment charge in income from operations equal to the difference between the net capitalized costs related to proved properties and their estimated fair values based on the present value of the related future net cash flows. Impairment of proved oil and gas properties was calculated on a field by field basis under the successful efforts accounting method. An impairment was recorded when the estimated fair value of a field was less than the net capitalized cost of the field at December 31, 2011. Fair value was determined by calculating the present value of future net cash flows using NYMEX prices in effect during February 2012. We recorded $21.8 million in impairment charges to our proved properties held by Magnum Hunter Production, our wholly-owned subsidiary, for the year ended December 31, 2011, a charge of $0.3 million on our Giddings Field proved properties based on our analysis for the year ended December 31, 2010, and none for the year ended December 31, 2009.

It is common for operators of oil and gas properties to request that joint interest owners pay for large expenditures, typically for drilling new wells, in advance of the work commencing. This right to call for cash advances is typically found in the operating agreement that joint interest owners in a property adopt. We record these advance payments in Advances in our property account and release this account when the actual expenditure is later billed to us by the operator.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Estimates of Proved Oil and Gas Reserves

Estimates of our proved reserves included in this report are prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and SEC guidelines. The accuracy of a reserve estimate is a function of:

•                  the quality and quantity of available data;

•                  the interpretation of that data;

•                  the accuracy of various mandated economic assumptions;

•                  and the judgment of the persons preparing the estimate.

Our proved reserve information included in this report was predominately based on evaluations prepared by independent petroleum engineers. Estimates prepared by other third parties may be higher or lower than those included herein. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

In accordance with SEC requirements, beginning December 31, 2009, we based the estimated discounted future net cash flows from proved reserves on the unweighted arithmetic average of the prior 12-month commodity prices as of the first day of each of the months constituting the period and costs on the date of the estimate. In prior years, such estimates had been based on year end prices and costs. Future prices and costs may be materially higher or lower than these prices and costs which would impact the estimated value of our reserves.

The estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which we record depreciation and depletion expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

Oil and Gas Operations

Revenue Recognition

Revenues associated with sales of crude oil, natural gas, natural gas liquids and petroleum products, and other items are recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery of goods occurs, either immediately or within a fixed delivery schedule that is reasonable and customary in the industry.

Revenues from the production of natural gas and crude oil properties in which we have an interest with other producers are recognized based on the actual volumes we sold during the period. Any differences between volumes sold and entitlement volumes, based on our net working interest, which are deemed to be non-recoverable through remaining production, are recognized as accounts receivable or accounts payable, as appropriate. Cumulative differences between volumes sold and entitlement volumes are generally not significant.

Revenues from field servicing activities are recognized at the time the services are provided and earned as provided in the various contract agreements. Gas gathering revenues are recognized at the time the natural gas is delivered at the destination point.

Accounts Receivable

We recognize revenue for our production when the quantities are delivered to or collected by the respective purchaser. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices. All transportation costs are included in marketing expense.

Accounts receivable from joint interest owners consist of uncollateralized joint interest owner obligations due within 30 days of the invoice date. Accounts receivable, oil and gas sales, consist of uncollateralized accrued revenues due under normal trade terms, generally requiring payment within 30 to 60 days of production. No interest is charged on past-due balances. Payments made on all accounts receivable are applied to the earliest unpaid items. We review accounts receivable periodically and reduce the carrying amount by a valuation allowance that reflects our best estimate of the amount that may not be collectible. We had an allowance of $317,000 and $213,000 at December 31, 2011 and December 31, 2010, respectively.

Revenue Payable

Revenue payable represents amounts collected from purchasers for oil and gas sales which are either revenues due to other revenue interest owners or severance taxes due to the respective state or local tax authorities. Generally, we are required to remit amounts due under these liabilities within 30 days of the end of the month in which the related production occurred.

Advances from Non-Operators

Advances from non-operators represent amounts collected in advance for joint operating activities. Such amounts are applied to joint interest accounts receivable as related costs are incurred.

Production Costs

Production costs, including compressor rental and repair, pumpers’ salaries, saltwater disposal, ad valorem taxes, insurance, repairs and maintenance, expensed workovers and other operating expenses are expensed as incurred and included in lease operating expense on our consolidated statements of operations.

Exploration expenses include dry hole costs, delay rentals, and geological and geophysical costs.

Dependence on Major Customers

For the years ended December 31, 2011, 2010, and 2009, we sold substantially all of our oil and gas produced to seven purchasers. Additionally, substantially all of our accounts receivable related to oil and gas sales were due from those seven purchasers at December 31, 2011 and 2010. We believe that there are potential alternative purchasers and that it may be necessary to establish relationships with new purchasers as our production grows. However, there can be no assurance that we can establish such relationships and that those relationships will result in increased purchasers. Although we are exposed to a concentration of credit risk, we believe that all of our purchasers are credit worthy.

Dependence on Suppliers

Our industry is cyclical, and from time to time there is a shortage of drilling rigs, fracture stimulation services, equipment, supplies and qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in the areas where we operate, we could be materially and adversely affected. We believe that there are potential alternative providers of drilling services and that it may be necessary to establish relationships with new contractors as our activity level and capital program grows. However, there can be no assurance that we can establish such relationships or that those relationships will result in increased availability of drilling rigs.

Other Property

Furniture, fixtures and equipment are carried at cost. Depreciation of furniture, fixtures and equipment is provided using the straight-line method over estimated useful lives ranging from five to fifteen years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition.

Our gas gathering system assets and field servicing assets are carried at cost. Depreciation of gas gathering system assets is provided using the straight line method over an estimated useful life of fifteen years. Depreciation of field servicing assets is provided using the straight line method over various useful lives ranging from three to ten years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition.

Depreciation expense for other property and equipment was $6.6 million, $86,931, and $41,000, for the years ended December 31, 2011, 2010, 2009, respectively.

Deferred Financing Costs

In connection with debt financings we paid $11.6 million and $2.9 million in fees in the years ended December 31, 2011, and 2010, respectively. These fees were recorded as deferred financing costs and are being amortized over the life of the loans using the straight line method for debt is the form of a line of credit and effective interest method for term loans. Amortization of deferred financing costs for the years ended December 31, 2011, 2010, and 2009 were $3.6 million, $1.2 million, and $1.2 million, respectively.

Derivative Financial Instruments

We use commodity derivative financial instruments, typically options and swaps, to manage the risk associated with fluctuations in oil and gas prices. Derivative instruments (including certain derivative instruments embedded in other contracts) are recorded in the balance sheet as either an asset or liability measured at its fair market value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. Our oil and gas price derivative contracts are not designated as hedges. These instruments have been marked-to-market through earnings.

Asset Retirement Obligation

Our asset retirement obligation primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our producing properties at the end of their productive lives, in accordance with applicable federal, state and local laws. We determine our asset retirement obligation by calculating the present value of estimated cash flows related to the liability. The retirement obligation is recorded as a liability at its estimated present value as of the asset’s inception, with an offsetting increase to proved properties. Periodic accretion of discount of the estimated liability is recorded as accretion expense in the consolidated statements of operations.

Our liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells and our risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligation. Our liability for asset retirement obligations was approximately $20.6 million and $4.5 million at December 31, 2011 and 2010, respectively. See Note 8—“Asset Retirement Obligations” to our consolidated financial statements for more information.

Share Based Compensation

The Company estimates the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods. Awards that vest only upon achievement of performance criteria are recorded only when achievement of the performance criteria is considered probable. We estimate the fair value of each share-based award using the Black-Scholes option pricing model or a lattice model. These models are highly complex and dependent on key estimates by management. The estimates with the greatest degree of subjective judgment are the estimated lives of the stock-based awards, the estimated volatility of our stock price, and the assessment of whether the achievement of performance criteria is probable.

Income Taxes

We account for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

We recognize liabilities for uncertain income tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we must determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis or when new information becomes available to management. These reevaluations are based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, successfully settled issues under audit, expirations due to statutes, and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an increase to the tax accrual. We had no uncertain tax positions at December 31, 2011 or 2010.

We classify interest related to income tax liabilities as income tax expense, and if applicable, penalties are recognized as a component of income tax expense. The income tax liabilities and accrued interest and penalties that are anticipated to be due within one year of the balance sheet date are presented as current liabilities in our consolidated balance sheets.

Loss per Common Share

Basic net income or loss per common share is computed by dividing the net income or loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income or loss per common share is calculated in the same manner, but also considers the impact to net income and common shares for the potential dilution from stock options, stock warrants and any other outstanding convertible securities.

We have issued potentially dilutive instruments in the form of our restricted common stock granted and not yet issued, common stock warrants and common stock options granted to our employees. There were 26,129,637 and 13,862,360 dilutive securities outstanding at December 31, 2011 and 2010, respectively. We did not include any of these instruments in our calculation of diluted loss per share during the period because to include them would be anti-dilutive due to our net loss during the periods.

The following table summarizes the types of potentially dilutive securities outstanding as of December 31, 2011 and 2010 (in thousands):

	December 31,
	2011	2010
Warrants	13,526	963
Restricted Shares granted, not yet issued	38	118
Common Stock Options	12,566	12,781

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amended guidance changes several aspects of the fair value measurement guidance in ASC 820, Fair Value Measurement, further clarifying how to measure and disclose fair value. This guidance amends the application of the “highest and best use” concept to be used only in the measurement of fair value of nonfinancial assets, clarifies that the measurement of the fair value of equity-classified financial instruments should be performed from the perspective of a market participant who holds the instrument as an asset, clarifies that an entity that manages a group of financial assets and liabilities on the basis of its net risk exposure can measure those financial instruments on the basis of its net exposure to those risks, and clarifies when premiums and discounts should be taken into account when measuring fair value. The fair value disclosure requirements also were amended. The amendment is effective for the Company at the beginning of January 2012, with early adoption prohibited. The adoption of this amendment is not expected to materially affect the Company’s financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income which amended requirements for the presentation of other comprehensive income (OCI), requiring presentation of comprehensive income in either a single, continuous statement of comprehensive income or on separate but consecutive statements, the statement of operations and the statement of OCI. The amendment is effective for the Company at the beginning of fiscal year 2013 with early adoption permitted. The Company elected early adoption of the guidance, which only impacted the presentation of OCI on the financial statements.

In January 2010, the FASB issued ASC 2010-06, Improving Disclosures about Fair Value Measurements (ASC 820-10). These new disclosures require entities to separately disclose amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers. In addition, in the reconciliation for fair value measurements for Level 3, entities should present separate information about purchases, sales, issuances, and settlements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. Our adoption of the disclosures did not have a material impact on our notes to the condensed consolidated financial statements. See Note 4 – Fair Value of Financial Instruments for additional information.

Regulated Activities

Energy Hunter Securities, Inc. is a registered broker-dealer and member of the Financial Industry Regulatory Authority. Among other regulatory requirements, it is subject to the net capital provisions of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended (Exchange Act). Because it does not hold customer funds or securities or owe money or securities to customers, Energy Hunter Securities, Inc. is required to maintain minimum net capital equal to the greater of $5,000 or 6.67% of its aggregate indebtedness. At December 31, 2011, Energy Hunter Securities, Inc. had net capital of $49,000 and aggregate indebtedness of $132,000.

Sentra Corporation’s gas distribution billing rates are regulated by Kentucky’s Public Service Commission based on recovery of purchased gas costs. We account for its operations based on the provisions of ASC 980-605, Regulated Operations—Revenue Recognition, which requires covered entities to record regulatory assets and liabilities resulting from actions of regulators. For the years ended December 31, 2011 and 2010, our gross revenue from Sentra Corporation’s regulated operations aggregating $61,000 and $0, respectively.

NOTE 4—FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standards also establish a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

•                  Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets

•                  Level 2—Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable

•                  Level 3—Significant inputs to the valuation model are unobservable

We used the following fair value measurements for certain of our assets and liabilities during the years ended December 31, 2011 and 2010:

Level 1 Classification:

Available for Sale Securities

At December 31, 2011, the Company held common stock of a company publicly traded on the TSX Venture Exchange with quoted prices in active markets. Accordingly, the fair market value measurements of these securities have been classified as Level 1.

Level 2 Classification:

Derivative Instruments

At December 31, 2011 and December 31, 2010, the Company had commodity derivative financial instruments in place. The Company does not apply hedge accounting; therefore, the changes in fair value subsequent to the initial measurement are recorded as income or expense. The estimated fair value amounts of the Company’s derivative instruments have been determined at discrete points in time based on relevant market information which resulted in the Company classifying such derivatives as Level 2. Although the Company’s derivative instruments are valued using public indexes, the instruments themselves are traded with unrelated counterparties and are not openly traded on an exchange. See Note 4—Financial Instruments and Derivatives, for additional information.

As of December 31, 2011, the Company’s derivative contracts were with Bank of Montreal, Keybank National Association, Credit Suisse Energy, LLC, UBS AG London Branch, and Deutsche Bank AG London Branch, which are participants in our revolving credit facility, and have investment grade credit ratings which are believed to have a minimal credit risk. As such, the Company is exposed to credit risk to the extent of nonperformance by the counterparties in the derivative contracts discussed above; however, the Company does not anticipate such nonperformance.

Fair value measurements on a recurring basis

December 31, 2011

(in thousands)

	Level 1	Level 2	Level 3
Available for sale securities	$497	$—	$—
Commodity derivatives	$—	$6,924	$—
Total assets at fair value	$497	$6,924	$—
Commodity derivatives	$—	$11,912	$—
Total liabilities at fair value	$—	$11,912	$—

Fair value measurements on a recurring basis

December 31, 2010

(in thousands)

	Level 1	Level 2	Level 3
Commodity derivatives	$—	$—	$—
Total assets as fair value	$—	$—	$—
Commodity derivatives	$—	$778	$—
Total liabilities at fair value	$—	$778	$—

NOTE 5—FINANCIAL INSTRUMENTS AND DERIVATIVES

We enter into certain commodity derivative instruments which are effective in mitigating commodity price risk associated with a portion of our future monthly natural gas and crude oil production and related cash flows. Our oil and gas operating revenues and cash flows are impacted by changes in commodity product prices, which are volatile and cannot be accurately predicted. Our objective for holding these commodity derivatives is to protect the operating revenues and cash flows related to a portion of our future crude oil and natural gas sales from the risk of significant declines in commodity prices. We have not designated any of our commodity derivatives as hedges under ASC 815.

As of December 31, 2011, the terms of our commodity derivatives were:

Natural Gas	Period	MMBTU/day	Price per MMBTU
Collars	Jan 2012 - Dec 2012	11,910	$4.58 - $6.42
	Jan 2013 - Dec 2013	12,500	$4.50 - $5.96
Swaps	Jan 2012 - Dec 2012	6,100	$4.16
	Jan 2013 - Dec 2013	6,000	$4.13
Ceilings sold (call)	Jan 2014 - Dec 2014	16,000	$5.91

Crude Oil	Period	Bbls/day	Price per Bbl
Collars	Jan 2012 - Dec 2012	3,000	$81.69 - $98.92
	Jan 2013 - Dec 2013	2,763	$81.38 - $97.61
	Jan 2014 - Dec 2014	663	$85.00 - $91.25
	Jan 2015 - Dec 2015	259	$85.00 - $91.25
Floors sold (put)	Jan 2012 - Dec 2012	50	$55.00
Floors purchased (put)	Jan 2012 - Dec 2012	153	$80.00

The following table summarizes the fair value of our derivative contracts as of the dates indicated:

In thousands Derivatives not designated as		Gross Derivative Assets		Gross Derivative Liabilities
hedging instruments	Balance Sheet Classification	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Commodity
	Current Assets—Derivatives	$5,732	$1,743	$—	$—
	Derivatives and Other Long Term Assets	1,192	500	—	—
	Derivative and other Current Liabilities	—	—	(5,800)	(2,462)
	Derivative and other Long Term Liabilities	—	—	(6,112)	(559)
Total		$6,924	$2,243	$(11,912)	$(3,021)

The following tables summarize the net gain (loss) on derivative contracts for the years ended December 31, 2011, 2010 and 2009:

	For the Year Ended December 31,
	2011	2010	2009
	(in thousands)
Realized gain (loss)	$(2,136)	$3,877	$5,375
Unrealized loss	(4,210)	(3,063)	(7,700)
Net gain (loss)	$(6,346)	$814	$(2,325)

NOTE 6—ACQUISITIONS

Triad Hunter

On February 12, 2010, the Company completed the acquisition of privately-held Triad Energy Corporation and certain of its affiliated entities, collectively referred to as Triad Hunter, an Appalachian Basin focused energy company, through a bankruptcy proceeding (the “Triad Acquisition”). The Triad Acquisition was completed to expand the assets and operations of Magnum Hunter in the Appalachia region. We acquired substantially all of the assets of Triad Hunter, which primarily consisted of oil and gas property interests in approximately 2,000 operated wells and included over 87,000 net mineral acres located in the states of Kentucky, Ohio, and West Virginia, a natural gas pipeline (Eureka Hunter Pipeline), two commercial salt water disposal facilities, three drilling rigs, workover rigs, and other oilfield equipment. These assets are now held by the Company’s wholly-owned subsidiaries, Triad Hunter, LLC, Alpha Hunter Drilling, LLC, Hunter Disposal, LLC, Eureka Hunter Pipeline, LLC, and Hunter Real Estate, LLC.

The acquisition of Triad Hunter was accounted for using the acquisition method of accounting, which requires the net assets acquired to be recorded at their fair values. The following table summarizes the purchase price and the fair values of the net assets acquired as of December 31, 2010 (in thousands, except share information):

Fair value of total purchase price:
Cash consideration	$8,000
Payment of Triad Hunter senior and other debt	55,211
Assumption of equipment indebtedness	3,412
Issuance of $15,000,000 stated value Series B Preferred Stock	14,982
Total	$81,605

Amounts recognized for assets acquired and liabilities assumed:
Working capital	$4,195
Proved oil and gas properties	49,708
Unproved oil and gas properties	12,386
Gas gathering system assets	10,000
Field servicing equipment	7,576
Asset retirement obligation	(2,260)
Total	$81,605

Working capital acquired was as follows:
Cash	$3,711
Accounts receivable	2,404
Prepaid expenses	222
Inventory	685
Other current assets	553
Accounts payable	(1,087)
Accrued liabilities	(365)
Revenue payable	(1,928)
Total working capital acquired	$4,195

Because Triad Hunter and certain of its affiliated entities had been operating under Chapter 11 of the Federal Bankruptcy Code since December 2008, the acquisition agreement did not include customary indemnification provisions, but did contain closing conditions and representations and warranties that are typical for a transaction of this nature.

In connection with the Triad Acquisition and pursuant to the Bankruptcy Order on February 12, 2010, we issued, in the aggregate, 4,000,000 shares of our Series B Preferred Stock with a stated value of $15,000,000. In June 2010, all outstanding shares of Series B Preferred Stock were either converted into shares of common stock of the Company or redeemed by the Company for cash. See Note 11 — Shareholders’ Equity for additional information.

PostRock

On December 24, 2010, Magnum Hunter Resources Corporation and Triad Hunter, LLC entered into a Purchase and Sale Agreement, pursuant to which Triad Hunter agreed to purchase certain oil and gas properties and leasehold mineral interests and related assets located in Wetzel and Lewis Counties, West Virginia and certain additional assets. The Purchase Agreement provided for the acquisition to be completed in two phases. Both phases are effective as of November 1, 2010.

The first phase of the acquisition closed on December 30, 2010. Total consideration paid in the first closing was approximately $31.0 million which consisted of 2,255,046 shares of common stock valued at approximately $17.1 million on December 30, 2010 and a cash payment of approximately $13.9 million. See Note 10 —Shareholders’ Equity for additional information.

On January 14, 2011, we closed the second phase of the PostRock acquisition, which consisted of the Lewis County assets, for total consideration of approximately $13.3 million which consisted of 946,314 shares of our restricted common stock valued at approximately $7.5 million and a cash payment of approximately $5.8 million.

On June 16, 2011, we closed a third phase of the PostRock acquisition comprising of assets located in Wetzel and Lewis Counties for a total purchase price of $4.9 million in cash before considering applicable adjustments.

The acquisition of the PostRock assets is accounted for using the acquisition method as set out in ASC 805, Business Combinations, which requires the net assets acquired to be recorded at their fair values. The fair value of the net assets acquired approximated the $49.3 million in consideration paid.

Wetzel County, West Virginia Asset Acquisition

On April 7, 2011, the Company purchased oil and gas properties and related assets located in Wetzel County, West Virginia. The assets purchased included approximately 4,451 gross acres (2,225 net acres) of oil and gas leases and mineral interests and existing wells with proven reserves.

We acquired the assets for a total purchase price of $20.0 million, payable in cash and subject to customary purchase price adjustments. Subject to the indemnification obligations set forth in the Purchase Agreement, we assumed certain customary liabilities in connection with the acquisition.

NGAS

On April 13, 2011, the Company completed the acquisition of all of the outstanding common shares of NGAS Resources, Inc, referred to as NGAS, for total consideration of approximately $124.5 million consisting of $15.3 million in cash, $53.1 million in debt assumed, 6,986,104 shares of our common stock valued at approximately $55.8 million based on the closing stock price of $7.99 on April 13, 2011, and $1.2 million in warrant liability, of which $1.0 million was paid out in cash upon exercise of the cash option (included in $53.1 million in cash above) and 138,388 warrants are outstanding that are exercisable for common stock of the Company. The Company has liquidated NGAS into a wholly-owned subsidiary of the Company, NGAS Hunter, LLC, and changed the name of its subsidiary NGAS Production Co. to Magnum Hunter Production, Inc. and the name of another subsidiary, NGAS Securities, Inc. to Energy Hunter Securities, Inc.

The fair value of the net assets acquired, approximated the $124.5 million in consideration paid or assumed.

The following table summarizes the purchase price and the fair values of the net assets acquired from NGAS at the date of acquisition as determined as of December 31, 2011 (in thousands, except share information):

Fair value of total purchase price:
6,635,478 shares of common stock issued on April 13, 2011 at $7.99 per share	$53,017
Senior credit facility paid off at closing	33,282
NGAS 6% convertible notes paid off in cash at closing	13,683
Contract payment in cash	12,929
Other long-term debt assumed	6,160
350,626 shares of common stock issued for change in control payments at $7.99 per share	2,802
Tax on change of control payments paid in cash	1,363
Common stock warrants settled in cash	1,044
Common stock warrants issued in conversion of NGAS warrants	190
Total	$124,470

Amounts recognized for assets acquired and liabilities assumed:
Working capital deficit	$(11,028)
Oil and gas properties	135,121
Equipment and other fixed assets	9,055
Asset retirement obligation	(8,678)
Total	$124,470

Working capital deficit assumed:
Cash	$1,908
Accounts receivable	3,662
Prepaid Expenses	416
Inventory	278
Accounts payable	(9,009)
Revenue payable	(1,547)
Payroll tax payable	(206)
Advances	(3,751)
Deferred compensation	(379)
Accrued Liabilities	(2,400)
Total working capital deficit assumed	$(11,028)

NuLoch

On May 3, 2011, the Company completed the acquisition of all of the outstanding common shares of NuLoch Resources, Inc., referred to as NuLoch, for total consideration of approximately $430.5 million consisting of 38,131,846 shares of our common stock and 4,275,998 exchangeable shares of MHR Exchangeco Corporation, an indirect wholly-owned Canadian subsidiary of the Company, which are exchangeable for shares of Company common stock, with a combined value of approximately $313.8 million based on the closing stock price of $7.40 on May 3, 2011, $18.8 million in debt assumed, and deferred tax liability of approximately $97.9 million. The Company has changed the name of NuLoch to Williston Hunter Canada, Inc. and its subsidiary NuLoch America Corporation to Williston Hunter, Inc.

The fair value of the net assets acquired, based upon our preliminary estimate, approximated the $430.5 million in consideration paid or assumed.

The following table summarizes the purchase price and the preliminary estimate of the fair values of the net assets of NuLoch as of the date acquired as determined as of December 31, 2011 (in thousands):

Fair value of total purchase price:
38,131,846 shares of common stock issued on May 3, 2011 at $7.40 per share	$282,175
4,275,998 exchangeable shares at $7.40 per share	31,643
Debt assumed	18,770
Net deferred tax liability	97,912
Total	$430,500

Amounts recognized for assets acquired and liabilities assumed:
Working capital deficit	$(20,711)
Oil and gas properties	447,540
Equipment and other fixed assets	5,167
Asset retirement obligation	(1,496)
Total	$430,500

Working capital deficit assumed:
Cash	$640
Accounts receivable	5,951
Prepaid expenses	359
Accounts payable	(27,661)
Total working deficit assumed	$(20,711)

The consolidated statement of operations includes Triad Hunter’s revenue of $21.3 million for the year ended December 31, 2010 and Triad Hunter’s operating income of $3.2 million for the year ended December 31, 2010. Amounts attributable to Post Rock in the 2010 consolidated statement of operations were insignificant. The consolidated statement of operations includes PostRock’s revenue of $9.6 million for the year ended December 31, 2011 and PostRock’s operating income of $3.2 million for the year ended December 31, 2011. The consolidated statement of operations includes NGAS’s revenue of $17.6 million for the year ended December 31, 2011 and NGAS’s operating loss of $27.7 million for the year ended December 31, 2011. The consolidated statement of operations includes NuLoch’s revenue of $18.5 million for the year ended December 31, 2011, and NuLoch’s operating income of $901 thousand for the year ended December 31, 2011.

The following unaudited summary, prepared on a pro forma basis, presents the results of operations for the years ended December 31, 2011, and 2010, as if the acquisitions of Triad Hunter, Post Rock, NGAS and NuLoch along with transactions necessary to finance the acquisitions, had occurred as of the beginning of 2010. The pro forma information includes the effects of adjustments for interest expense, depreciation and depletion expense, and dividend expense. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each period presented, nor are they necessarily indicative of future consolidated results.

	(in thousands, unaudited)
	For the Year Ended December 31,
	2011	2010
Total operating revenue	$145,615	$100,506
Total operating costs and expenses	218,407	139,725

Operating income (loss)	(72,792)	(39,219)
Interest expense and other	(17,900)	1,360

Net loss attributable to Magnum Hunter Resources Corporation	(90,692)	(37,859)
Dividends on preferred stock	(14,007)	(2,664)

Net loss attributable to common stockholders	$(104,699)	$(40,523)

Loss per common share, basic and diluted	$(0.81)	$(0.31)

NOTE 7—DISCONTINUED OPERATIONS

On October 29, 2010, the Company entered into a definitive purchase and sale agreement with a subsidiary of Approach Resources, Inc., referred to as Approach, for the sale to Approach of Magnum Hunter’s 10.0% non-operated working interest in the Cinco Terry property located in Crockett County, Texas, which closed on October 29, 2010. Total cash consideration of the sale to Approach was $21.5 million, subject to customary adjustments. We recorded a gain of approximately $6.7 million on the disposal. The proceeds from the sale were used to pay down our revolving credit loan and to fund expenditures under our capital budget. Our borrowing base under the revolving credit agreement was reduced to $65 million from $75 million, at that time, as a result of the sale. The operating results of the Cinco Terry property for the years ended December 31, 2010 and 2009 have been reclassified as discontinued operations in the consolidated statements of operations as detailed in the table below:

	Year ended December 31,
	(in thousands)
	2010	2009
Oil and Gas Sales and other revenues from discontinued operations	$4,850	$3,428
Operating expenses from discontinued operations	(2,613)	(2,338)
Interest expense from discontinued operations	(378)	(645)
Gain on sale of discontinued operations	6,660	—
Income tax expense on sale of discontinued operations	(62)	—

Income from discontinued operations	$8,457	$445

NOTE 8—ASSET RETIREMENT OBLIGATIONS

The following table summarizes the Company’s asset retirement obligation transactions during the years ended December 31:

	(in thousands)
	2011	2010
Asset retirement obligation at beginning of period	$4,455	$2,031
Assumed in Triad acquisition	—	2,261
Assumed in PostRock acquisition	—	17
Assumed in NGAS acquisition	8,678	—
Assumed in NuLoch acquisition	1,496	—
Liabilities incurred	688	46
Liabilities settled	(14)	(276)
Accretion expense	882	376
Correction of prior year error	2,660	—
Revisions in estimated liabilities	1,766	—

Asset retirement obligation at end of period	20,611	4,455
Less: current portion	(495)	—

Asset retirement obligation at end of period	$20,116	$4,455

NOTE 9—NOTES PAYABLE

Notes payable at December 31, 2011 and 2010 consisted of the following:

	(in thousands)
	2011	2010
Various equipment and real estate notes payable with maturity dates April 2012 to August 2021, interest rates of 0.00%—6.34%	$17,745	$3,151
Eureka Hunter Pipeline, LLC second lien term loan due August 16, 2018, interest rate of 12.5%	31,000	—
Second lien term loan due October 13, 2016, interest rate of 8% at December 31, 2011	100,000	—
Senior revolving credit facility due April 13, 2016, interest rate of 3.55% at December 31, 2011	142,000	—
Senior revolving credit facility
Tranche A at 4.5% due November 23, 2012	—	23,500
Tranche B at 5.5%, due November 30, 2011	—	6,500

	$290,745	$33,151
Less: current portion	(4,681)	(7,132,	)

Total Long-Term Debt	$286,064	$26,019

The following table presents the approximate annual maturities of debt:

(in thousands)
2012	$4,681
2013	3,185
2014	1,768
2015	4,218
Thereafter	276,893

$290,745

Notes Payable

On December 14, 2011, the Company entered into a term note for $3.9 million at an interest rate of 5.5%, due December 31, 2016, for the purchase of equipment.

On October 13, 2011, the Company purchased an office building for $1.7 million and entered into a term note with a financial institution for $1.4 million at an interest rate of 5.7% due on November 30, 2017.

On April 13, 2011 the Company assumed various notes payable for equipment and a building upon the closing of the acquisition of NGAS. The notes have maturity dates ranging from September 2012 to April 2021 and bear interest rates of 0.00% to 5.875%. As of December 31, 2011, there was $6.0 million outstanding on these notes.

In connection with the Triad acquisition in February 2010, the Company assumed various notes payable for equipment which have a principal balance of $6.5 million at December 31, 2011 and are collateralized by the financed equipment.

Credit Facilities

MHR Senior Revolving Credit Facility. On April 13, 2011, the Company entered into a Second Amended and Restated Credit Agreement, referred to as the MHR Senior Revolving Credit Facility. The MHR Senior Revolving Credit Facility amended and restated, in its entirety, that certain Amended and Restated Credit Agreement dated February 12, 2010.

The MHR Senior Revolving Credit Facility provides for an asset-based, senior secured revolving credit facility maturing April 13, 2016. The initial borrowing base was set at $120 million upon the completion of the Company’s acquisition of NGAS. The borrowing base was subsequently increased to $145 million upon the completion of the Company’s acquisition of NuLoch, which closed on May 3, 2011. The MHR Senior Revolving Credit Facility is governed by a semi-annual borrowing base redetermination derived from the Company’s proved crude oil and natural gas reserves, and based on such redeterminations, the borrowing base may be decreased or may be increased up to a maximum commitment level of $250 million. The borrowing base is subject to such periodic redeterminations commencing November 1, 2011. The borrowing base is currently set at $235 million. At December 31, 2011, the Company was not in compliance with the covenant requiring a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0. The lenders provided the Company with a waiver of that December 31, 2011 covenant violation but the Company is required to meet the quarterly measurements for the covenant throughout 2012, which management believes is probable.

The facility may be used for loans and, subject to a $10,000,000 sublimit, letters of credit. The facility provides for a commitment fee of 0.5% based on the unused portion of the borrowing base under the facility.

Borrowings under the facility will, at the Company’s election, bear interest at either: (i) an alternate base rate, referred to as ABR, equal to the higher of (A) the Prime Rate, (B) the Federal Funds Effective Rate plus 0.5% per annum and (C) the LIBO Rate for a one month interest period on such day plus 1.0%; or (ii) the adjusted LIBO Rate, which is the rate stated on Reuters BBA Libor Rates LIBOR01 market for one, two, three, six or twelve months, as adjusted for statutory reserve requirements for eurocurrency liabilities, plus, in each of the cases described in clauses (i) and (ii) above, an applicable margin ranging from 1.25% to 2.75% for ABR loans and from 2.25% to 3.25% for adjusted LIBO Rate loans.

Upon any payment default, the interest rate then in effect shall be increased on such overdue amount by an additional 2% per annum for the period that the default exists plus the rate applicable to ABR loans.

The MHR Senior Revolving Credit Facility contains negative covenants that, among other things, restrict the ability of the Company to, with certain exceptions: (1) incur indebtedness; (2) grant liens; (3) make certain restricted payments; (4) change the nature of its business; (5) dispose of its assets; (6) enter into mergers, consolidations or similar transactions; (7) make investments, loans or advances; (8) pay cash dividends, unless certain conditions are met, and subject to a “basket” of $20,000,000 per year available for payment of dividends on preferred stock; and (9) enter into transactions with affiliates. The Second Restated Credit Agreement also requires the Company to satisfy certain financial covenants, including maintaining (1) a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0 or of not less than 1.05 to 1.00 commencing with the fiscal quarter ending June 30, 2012 if the amounts owed under the Second Lien Credit Agreement have not been repaid in full as of such date; (2) a ratio of EBITDAX to interest of not less than 2.5 to 1.0; and (3) a ratio of total debt to EBITDAX of not more than (a) 4.25 to 1.0 for the fiscal quarter ending December 31, 2011 and (b) 4.0 to 1.0 for each fiscal quarter ending thereafter. The Company is also required to enter into certain commodity hedging agreements pursuant to the terms of the facility. At December 31, 2011, the Company was not in compliance with a covenant under our MHR Senior Revolving Credit Facility requiring a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0. The bank provided the Company with a waiver of that December 31, 2011 covenant violation but the Company is required to meet the quarterly measurements for the covenant throughout 2012, which management believes is probable.

The obligations of the Company under the facility may be accelerated upon the occurrence of an Event of Default (as such term is defined in the MHR Senior Revolving Credit Facility). Events of default include customary events for a financing agreement of this type, including, without limitation, payment defaults, defaults in the performance of affirmative or negative covenants, the inaccuracy of representations or warranties, bankruptcy or related defaults, defaults relating to judgments and the occurrence of a change in control of the Company.

Subject to certain permitted liens, the Company’s obligations under the MHR Senior Revolving Credit Facility have been secured by the grant of a first priority lien on no less than 80% of the value of the proved oil and gas properties of the Company and its restricted subsidiaries, which liens include those properties acquired through the acquisition of NGAS, and additional liens were granted on the properties acquired upon the closing of the NuLoch acquisition.

In connection with the facility, the Company and its restricted subsidiaries also entered into certain customary ancillary agreements and arrangements, which, among other things, provide that the indebtedness, obligations and liabilities of the Company arising under or in connection with the facility are unconditionally guaranteed by such subsidiaries.

MHR Term Loan Facility. On September 28, 2011, the Company entered into a Second Lien Term Loan Credit Agreement, referred to as the MHR Term Loan Facility by and among the Company, Capital One, N.A., as Administrative Agent, BMO Harris Financing, Inc., as Syndication Agent, Citibank, N.A., as Documentation Agent, BMO Capital Markets Corp. and Capital One, N.A., as Joint Lead Arrangers and Bookrunners, and the lenders party thereto.

The MHR Term Loan Facility provides for a term loan credit facility, referred to as the Term Loan Facility maturing on October 13, 2016, in an aggregate principal amount of $100 million, which was fully drawn on the closing date. Amounts repaid under the Term Loan Facility may not be redrawn in the future.

Borrowings under the Term Loan Facility will, at the Company’s election, bear interest at either: (i) an ABR equal to the higher of (A) the Prime Rate, (B) the Federal Funds Effective Rate plus 0.5% per annum and (C) the LIBO Rate for a one month interest period in effect on such day plus 1.0%; or (ii) the Adjusted LIBO Rate, which is the rate stated on Reuters

BBA Libor Rates LIBOR01, provided that such amount shall not be less than 1.0% per annum through June 30, 2012 and not less than 2.0% per annum for any period after June 30, 2012; plus in each of the cases described in clauses (i) and (ii) above, an applicable margin of 6.0% for ABR loans and 7.0% for Adjusted LIBO Rate loans for periods through June 30, 2012 and 7.0% for ABR loans and 8.0% for Adjusted LIBO Rate loans for periods after June 30, 2012.

Overdue amounts shall bear interest at a rate equal to 2.0% per annum plus the rate applicable to ABR loans.

The Company may elect to prepay amounts due under the Term Loan Facility without penalty during the first 12 months. The Company will be subject to a 2.0% penalty of the principal amount being prepaid during the second year of the Term Loan Facility and a 1.0% penalty of the principal amount being prepaid during the third year of the Term Loan Facility. Any optional prepayments made after the third year of the Term Loan Facility will not be subject to an additional prepayment premium or penalty.

The Company is subject to mandatory prepayments under the Term Loan Facility for certain percentages of the net cash proceeds received as a result of: (i) future issuances of certain debt securities, including those convertible into the Company’s common stock or other equity interests; (ii) sales or other dispositions of the Company’s property and assets subject to customary reinvestment provisions and certain other exceptions; and (iii) future issuances of the Company’s equity interests including its common stock, preferred stock and other convertible securities subject to certain exceptions.

The MHR Term Loan Facility contains negative covenants that, among other things, restrict the ability of the Company to, with certain exceptions: (1) incur indebtedness; (2) grant liens; (3) make certain restricted payments; (4) change the nature of its business; (5) dispose of its assets; (6) enter into mergers, consolidations or similar transactions; (7) make investments, loans or advances; (8) pay cash dividends, unless certain conditions are met, and subject to a “basket” of $20,000,000 per year available for payment of dividends on preferred stock; and (9) enter into transactions with affiliates.

The MHR Term Loan Facility also requires the Company to satisfy certain financial covenants, including maintaining (1) a ratio of current assets to current liabilities of not less than (a) 0.85 to 1.0 for each fiscal quarter ending on or before March 31, 2012 and (b) 1.0 to 1.0 for each fiscal quarter ending thereafter; (2) a ratio of its Total Reserve Value (as such term is defined in the MHR Term Loan Facility) to total indebtedness under the MHR Senior Revolving Credit Facility and MHR Term Loan Facility of not less than 1.5 to 1.0; (3) a ratio of EBITDAX to interest expense of not less than 2.125 to 1.0 commencing with the fiscal quarter ending September 30, 2011; and (4) a ratio of total debt to EBITDAX of not more than (a) 5.25 to 1.0 for the fiscal quarter ending September 30, 2011; (b) 5.00 to 1.0 for the fiscal quarter ended December 31, 2011; and (c) 4.75 to 1.0 for each fiscal quarter ending thereafter. The Company was out of compliance with the ratio of current assets to current liabilities covenant at December 31, 2011, and the bank group permanently waived this covenant violation as described above.

The obligations of the Company under the facility may be accelerated upon the occurrence of an Event of Default (as such term is defined in the MHR Term Loan Facility). Events of default include customary events for a financing agreement of this type, including, without limitation, payment defaults, defaults in the performance of affirmative or negative covenants, the inaccuracy of representations or warranties, bankruptcy or related defaults, defaults relating to judgments and the occurrence of a change in control of the Company.

The Company’s obligations under the MHR Term Loan Facility have been secured by the grant of a second priority lien on substantially all of the assets of the Company and its restricted subsidiaries, including the oil and gas properties of the Company and its restricted subsidiaries.

In connection with the MHR Term Loan Facility, the Company and its restricted subsidiaries also entered into certain customary ancillary agreements and arrangements, which, among other things, provide that the indebtedness, obligations and liabilities of the Company arising under or in connection with the MHR Term Loan Facility are unconditionally guaranteed by such restricted subsidiaries.

Eureka Hunter Credit Facilities. On August 16, 2011, Eureka Hunter, a wholly owned subsidiary of the Company, entered into (i) a First Lien Credit Agreement, referred to as the Eureka Hunter Revolver, by and among Eureka Hunter, the lenders party thereto from time to time, and SunTrust Bank, as Administrative Agent, and (ii) a Second Lien Term Loan Agreement, referred to as the Eureka Hunter Term Loan, by and among Eureka Hunter, PennantPark Investment Corporation, or PennantPark, and the other lenders party thereto from time to time, and U.S. Bank National Association, as Collateral Agent (the Eureka Hunter Revolver and the Eureka Hunter Term Loan being collectively referred to as the Eureka Hunter Credit Facilities).

The Eureka Hunter Revolver provides for a revolving credit facility in an aggregate principal amount of up to $100 million (with an initial committed amount of $25 million), secured by a first lien on substantially all of the assets of Eureka Hunter.

The Eureka Hunter term loan provides for a $50 million term loan, secured by a second lien on substantially all of the assets of Eureka Hunter. The entire $50 million of the term loan must be drawn before any portion of the revolver is drawn. The revolver has a maturity date of August 16, 2016, and the term loan has a maturity date of August 16, 2018. On August 16, 2011, Eureka Hunter drew $31 million under the term loan, $21 million of which was distributed to the Company to repay existing corporate indebtedness. Both the revolver and the term loan are non-recourse to Magnum Hunter.

The terms of the Eureka Hunter Revolver provide that the revolver may be used for (i) revolving loans, (ii) swingline loans in an aggregate amount of up to $5 million at any one time outstanding, or (iii) letters of credit in an aggregate amount of up to $5 million at any one time outstanding. The revolver provides for a commitment fee of 0.5% per annum based on the unused portion of the commitment under the revolver.

Borrowings under the revolver will, at Eureka Hunter’s election, bear interest at:

•                       a base rate equal to the highest of (A) the prime lending rate announced from time to time by the Administrative Agent, (B) the then-effective Federal Funds Rate plus 0.5% per annum, or (C) the Adjusted LIBO Rate (as defined in the Eureka Hunter Revolver) for a one-month interest period on such day plus 1.0% per annum, plus an applicable margin ranging from 1.25% to 2.25%; or

•                       the Adjusted LIBO Rate, plus an applicable margin ranging from 2.25% to 3.25%.

Borrowings under the term loan will bear interest at 9.75% per annum in cash, plus 2.75% (increasing to 3.75% on and at all times when Eureka Hunter and its subsidiaries incur indebtedness (other than the term loan) in excess of $1,000,000) of which may be paid, at the sole option of Eureka Hunter, in cash or in shares of $0.01 par value, restricted common stock of the Company.

If an event of default occurs under either the revolver or the term loan, the applicable lenders may increase the interest rate then in effect by an additional 2.0% per annum for the period that the default exists under the revolver or term loan, respectively.

The Eureka Hunter Credit Facilities contain negative covenants that, among other things, restrict the ability of Eureka Hunter to, with certain exceptions: (1) incur indebtedness; (2) grant liens; (3) dispose of all or substantially all of its assets or enter into mergers, consolidations, or similar transactions; (4) change the nature of its business; (5) make investments, loans, or advances or guarantee obligations; (6) pay cash dividends or make certain other payments; (7) enter into transactions with affiliates; (8) enter into sale and leaseback transactions; (9) enter into hedging transactions; (10) amend its organizational documents or material agreements; or (11) make certain undisclosed capital expenditures.

The Eureka Hunter Credit Facilities also require Eureka Hunter to satisfy certain financial covenants, including maintaining:

•                       a consolidated total debt to capitalization ratio of not more than 60%;

•                       a consolidated EBITDA to consolidated interest expense ratio ranging from (i) not less than 1.0 to 1.0 for the fiscal quarter ending March 31, 2012, to (ii) (A) for the term loan, not less than 2.75 to 1.0 for the fiscal quarter ending December 31, 2014 and thereafter, and (B) for the revolver, not less than 2.75 to 1.0 for the fiscal quarter ending December 31, 2014 and thereafter or, in the event any portion of the revolver has been drawn, not less than 3.0 to 1.0 for the fiscal quarter ending December 31, 2014;

•                       a consolidated total debt to consolidated EBITDA ratio ranging from (i) not greater than 7.0 to 1.0 for the fiscal quarter ending March 31, 2012, to (ii) (A) for the term loan, not greater than 4.25 to 1.0 for the fiscal quarter ending December 31, 2014 and thereafter, and (B) for the revolver, not greater than 4.25 to 1.0 for the fiscal quarter ending December 31, 2014 and thereafter or, in the event any portion of the revolver has been drawn, not greater than 4.0 to 1.0 for the fiscal quarter ending June 30, 2014; and

•                       a ratio of consolidated debt under the revolver to consolidated EBITDA of (i) for the term loan, not greater than 3.5 to 1.0, and (ii) for the revolver, if any portion of the Revolver has been drawn, not greater than (A) 3.5 to 1.0 for the fiscal quarters ending March 31, 2012 and June 30, 2012, and (B) 3.25 to 1.0 for each fiscal quarter thereafter.

The obligations of Eureka Hunter under both the revolver and the term loan may be accelerated upon the occurrence of an Event of Default (as such term is defined in each of the credit agreements) under either credit agreement. Events of Default include customary events for these types of financings, including, among others, payment defaults, defaults in the performance of affirmative or negative covenants, the inaccuracy of representations or warranties, defaults under the term loan (with respect to the revolver) or the revolver (with respect to the term loan), defaults relating to judgments, material defaults under certain material contracts of Eureka Hunter, and defaults by the Company which cause the acceleration of the Company’s debt under its existing senior secured revolving credit facility administered by the Bank of Montreal.

In connection with the Eureka Hunter Credit Facilities, (i) Eureka Hunter and its existing subsidiary, entered into customary ancillary agreements and arrangements, which provide that the obligations of Eureka Hunter under the Eureka Hunter Credit Facilities are secured by substantially all of the assets of Eureka Hunter and such subsidiary, consisting primarily of pipelines, pipeline rights-of-way, and a gas processing plant, and (ii) Triad Hunter, the sole parent of Eureka Hunter and a wholly owned subsidiary of the Company, entered into customary ancillary agreements and arrangements, which granted the lenders under the Credit Agreements a non-recourse security interest in Triad Hunter’s equity interest in Eureka Hunter.

As of December 31, 2011, there was $31.0 million outstanding on the Eureka Hunter Term Loan.

NOTE 10—SHARE BASED COMPENSATION

Under the amended and restated 2006 Stock Incentive Plan, our common stock, common stock options, and stock appreciation rights may be granted to employees and other persons who contribute to the success of Magnum Hunter. Currently, 20,000,000 shares of our common stock are authorized to be issued under the plan, and 2,272,210 shares have been issued as of December 31, 2011.

We recognized share-based compensation expense of $25.1 million, $6.4 million, and $3.1 million for the year ended December 31, 2011, 2010, and 2009 respectively.

A summary of stock option and stock appreciation rights activity for the year ended December 31, 2011, 2010, and 2009 is presented below:

	2011		2010		2009
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of period	12,779,282	$2.65	7,117,000	$0.93	1,035,000	$3.11
Granted	5,601,792	$7.74	5,892,332	$4.70	6,107,000	$0.56
Exercised	(5,479,250)	$0.92	(52,500)	$2.05	—	$—
Forfeited or expired	(335,625)	$3.40	(177,550)	$1.36	(25,000)	$2.50

Outstanding at end of period	12,566,199	$5.64	12,779,282	$2.65	7,117,000	$0.93
Exercisable at end of the year	6,915,417	$4.97	7,563,750	$1.29	4,776,750	$0.98

A summary of the Company’s non-vested options and stock appreciation rights as of December 31, 2011, 2010, and 2009 is presented below:

Non-vested Options	2011	2010	2009
Non-vested at beginning of period	5,215,532	2,340,250	432,500
Granted	5,601,792	5,892,332	6,107,000
Vested	(4,832,417)	(2,964,500)	(4,174,250)
Forfeited	(334,125)	(52,550)	(25,000)

Non-vested at end of period	5,650,782	5,215,532	2,340,250

Total unrecognized compensation cost related to the non-vested options was $9.2 million, $10.4 million, and $816 thousand as of December 31, 2011, 2010, and 2009, respectively. The cost at December 31, 2011 is expected to be recognized over a weighted-average period of 1.29 years. At December 31, 2011, the aggregate intrinsic value for the outstanding options was $12.3 million; and the weighted average remaining contract life was 6.12 years.

The assumptions used in the fair value method calculation for the year ended December 31, 2011, 2010, and 2009 are disclosed in the following table:

	Year Ended December 31,
	2011(1)	2010(1)	2009(1)
Weighted average fair value per option granted during the period(2)	4.28	2.65	0.37
Assumptions(3) :
Weighted average stock price volatility	64.29%	79.32%	108–263%
Weighted average risk free rate of return	2.04%	1.78%	1.36–2.53%
Weighted average expected term	6.36years	4.24years	4.23 years

(1)         Our estimated future forfeiture rate is zero.

(2)         Calculated using the Black-Scholes fair value based method for service and performance based grants and the Lattice Model for market based grants.

(3)         The Company does not pay dividends on our common stock.

During 2011, the Company granted 40,305 fully vested shares of common stock to the Company’s board members as payment of annual and meeting fees. During 2011, the Company issued 27,099 of the shares granted in 2011 and 94,044 previously vested shares.

A summary of the Company’s non-vested common shares granted under the 2006 Stock Incentive Plan as of December 31, 2011, 2010, and 2009 is presented below:

	2011		2010		2009
Non-vested Shares	Shares	Weighted Average Price Per Share	Shares	Weighted Average Price Per Share	Shares	Weighted Average Price Per Share
Non-vested at beginning of year	300,074	$4.43	2,310,000	$0.44	215,000	$2.04
Granted	40,305	$5.45	253,930	$5.45	4,168,181	$0.33
Vested	(185,330)	$0.47	(2,263,856)	$0.47	(2,048,181)	$0.43
Forfeited	—	$—	—	$—	(25,000)	$2.50

Non-vested at end of year	155,049	$4.43	300,074	$4.43	2,310,000	$0.44

Total unrecognized compensation cost related to the above non-vested shares amounted to $766 thousand, $1.2 million, and $197 thousand as of December 31, 2011, 2010, and 2009, respectively. The unrecognized compensation cost at December 31, 2011 is expected to be recognized over a weighted-average period of 1.89 years.

NOTE 11—SHAREHOLDERS’ EQUITY

Common Stock

During the years ended December 31, 2011, 2010, and 2009, the Company issued 121,143, 2,539,317, and 1,886,200 shares, respectively, of the Company’s common stock in correlation with share-based compensation which had fully vested to certain senior management and officers of Company.

During the year ended December 31, 2010, the Company issued 10,832,076 shares of common stock in open market transactions at an average price of $3.57 per share pursuant to an “At the Market” sales agreement (ATM) we have with our sales agent for total new proceeds of approximately $38.7 million. Sales of shares of our common stock by our sales agent have been made in privately negotiated transactions or in any method permitted by law deemed to be an “At The Market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NYSE Amex or sales made through a market maker other than on an exchange. Our sales agent has made all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between our sales agent and us.

On October 27, 2010, at the annual stockholders’ meeting, shareholders approved an amendment to the Company’s Certificate of Incorporation that increased the Company’s authorized number of shares of Common Stock to 150,000,000 and approved the Magnum Hunter Resources Corporation Stock Incentive Plan, an amendment and restatement of the Company’s 2006 Stock Incentive Plan which included increasing the authorized shares to be issued under the plan to 15,000,000.

On December 31, 2010, the Company issued 2,255,046 shares of common stock valued at approximately $17.1 million based on the closing stock price of $7.58 as consideration in the first closing of the PostRock acquisition.

During the year ended December 31, 2011, the Company issued 1,713,598 shares of common stock in open market transactions at an average price of $8.27 per share pursuant to an “At the Market” sales agreement (ATM) as described above.

On January 14, 2011, the Company issued 946,314 shares of common stock valued at approximately $7.5 million based on a closing stock price of $7.97 as consideration on the closing of the second phase of the PostRock acquisition.

On April 13, 2011, the Company issued 6,635,478 shares of common stock valued at approximately $53 million based on a closing stock price of $7.99 as consideration on the closing of the acquisition of NGAS. In connection with the NGAS acquisition, the Company issued 350,626 shares of common stock valued at approximately $2.8 million to NGAS employees as change in control payments.

On May 3, 2011, the Company issued 38,131,846 shares of common stock valued at approximately $282.2 million based on a closing stock price of $7.40 as consideration on the closing of the acquisition of NuLoch.

During the year ended December 31, 2011, the Company issued 582,127 common shares upon the exchange of exchangeable shares of MHR Exchangeco Corporation, an indirect wholly-owned Canadian subsidiary of the Company which we originally issued as part of the NuLoch Acquisition.

Exchangeable Common Stock

On May 3, 2011, in connection with the acquisition of NuLoch, the Company issued 4,275,998 exchangeable shares of MHR Exchangeco Corporation, which are exchangeable for shares of the Company at a one for one ratio. The shares of MHR Exchangeco Corporation were valued at approximately $31.6 million. Each exchangeable share is exchangeable for one share of our common stock at any time after issuance at the option of the holder and will be redeemable at the option of the Company, through Exchangeco, after one year or upon the earlier of certain specified events. During the nine months ended September 30, 2011, 582,127 of the exchangeable shares have been exchanged for common shares of the Company. As of December 31, 2011, 3,693,871 exchangeable shares were outstanding.

Common Stock Warrants

During 2006, the Company issued 871,500 warrants to purchase an equal number of shares of the Company’s common stock at an exercise price of $3.00 per share in conjunction with private placement sales of common stock. The warrants have a term of five years from the date of issuance. The Company also issued 326,812 warrants to purchase an equal number of shares of the Company’s common stock at an exercise price of $3.00 per share along with a cash payment for commission fees.

In association with common stock sales on November 5, 2009, the Company issued 457,982 common stock warrants. Each warrant issued to a purchaser has a term of 3 years and (i) is exercisable for one share of the Company’s common stock at any time after the shares of common stock underlying the warrant are registered with the SEC for resale pursuant to an effective registration statement, which was June 12, 2010, (ii) has a cash exercise price of $2.50 per share of the Company’s common stock, and (iii) upon notice to the holder of the warrant, is redeemable by the Company for $0.01 per share of the Company’s common stock underlying the warrant if (a) the Registration Statement as filed with the SEC is effective and (b) the average trading price of the Company’s common stock as traded and quoted on the NYSE Amex equals or exceeds $3.75 per share for at least 20 days in any period of 30 consecutive days.

On November 16, 2009, the Company issued 1,280,744 common stock warrants. The warrants, which represent the right to acquire an aggregate of up to 1,280,744 common shares, will be exercisable at any time on or after May 17, 2010 and have a term of 3 years, at an exercise price of $2.50 per share, which was 145% of the closing price of the Company’s common shares on the NYSE AMEX on November 11, 2009.

During the year ended December 31, 2010, 251,500 of our $3.00 common stock warrants, 1,562,504 of our $2.50 common stock warrants, and 5,722,650 of our $2.00 common stock warrants were exercised for total combined proceeds of approximately $16.1 million and 78,000 of our $2.00 common stock warrants expired.

During the year ended December 31, 2011, 771,812 of our $3.00 common stock warrants and 42,045 of our $2.50 common stock warrants were exercised for total combined proceeds of approximately $2.4 million, and 15,000 of our $3.00 common stock warrants expired.

On April 13, 2011, at the time of the NGAS acquisition, NGAS had 4,609,038 warrants outstanding which were converted, based on the exchange ratio of 0.0846, to 389,924 warrants exercisable for Magnum Hunter common stock. The warrants had a cash out option, which remained available to the holder for 30 days from the date of the acquisition, based on fair market value of the warrants at April 13, 2011. The Company paid cash of $1.0 million upon exercise of the cash out option on the warrants exercisable for 251,536 shares of the Company’s common stock. At December 31, 2011, common stock warrants exercisable for 138,388 shares of the Company’s common stock, valued at approximately $190,000 were outstanding. The warrants consisted of 97,780 warrants with an exercise price of $15.13 and 40,608 warrants with an exercise price of $19.04.

On August 13, 2011, the Company declared a dividend to be paid in the form of one common stock warrant for every ten shares held by holders of record of our common stock and exchangeable shares of MHR Exchangeco Corporation on August 31, 2011. The Company issued 12,875,093 common stock warrants to common stock holders and 378,174 warrants to holders of MHR Exchangeco Corporation exchangeable shares. Each warrant entitles the holder to purchase one share of the Company’s common stock for an initial exercise price of $10.50 and expires on October 14, 2013. The fair market value of the warrants was $6.9 million. The warrants were accounted for in additional paid-in capital rather than as a reduction of retained earnings because the Company has an accumulated deficit position.

A summary of warrant activity for the years ended December 31, 2011, 2010, and 2009 is presented below:

	2011		2010		2009
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	963,034	$2.91	8,577,688	$2.15	6,838,962	$2.15
Granted	13,391,655	$10.56	—	$—	1,738,726	$2.50
Exercised, forfeited, or expired	(828,857)	$2.97	(7,614,654)	$2.14	—	$—
Outstanding at end of year	13,525,832	$10.48	963,034	$2.91	8,577,688	$2.22
Exercisable at end of year	13,525,832	$10.48	963,034	$2.91	6,838,962	$2.15

At December 31, 2011, the aggregate intrinsic value for warrants was $388 ,000; and the weighted average remaining contract life was 1.79 years.

Series B Redeemable Convertible Preferred Stock

In connection with the Triad Acquisition and pursuant to the related Bankruptcy Order on February 12, 2010, we issued in the aggregate 4,000,000 shares of our Series B Preferred Stock, with an aggregate liquidation preference of $15 million to the secured creditors of the Triad entities as partial consideration for the Triad Acquisition. These holders of Series B Preferred were secured creditors of Triad Hunter in its Chapter 11 bankruptcy proceeding and the Series B Preferred was issued to them in partial satisfaction of their secured claims against Triad Hunter. The Series B Preferred Stock ranked senior to the Company’s common stock and to the Company’s 10.25% Series C Cumulative Perpetual Preferred Stock. Pursuant to the Certificate of Designation for the Series B Preferred Stock (the “Certificate of Designation”), the Series B Preferred Stock was entitled to dividends at a rate of 2.75% per annum payable quarterly (i) in shares of Series B Preferred Stock or (ii) subject to the receipt of any required consent under the Company’s senior credit facility, in cash. In addition, the Series B Preferred Stock had a liquidation preference equal to the greater of (i) $3.75 per share, plus accrued and unpaid dividends, or (ii) the amount payable per share of common stock which the holder of Series B Preferred Stock would have received if such Series B Preferred Stock had been converted to common shares immediately prior to the liquidation event, plus accrued and unpaid dividends. At any time prior to the twentieth anniversary of the original issuance of Series B Preferred Stock, the holders of shares of Series B Preferred Stock could convert any or all of their Series B Preferred Stock into shares of the Company’s common stock at a conversion ratio of one share of Series B Preferred Stock to one share of common stock, subject to certain djustments. At any time following the second anniversary of the original issuance of Series B Preferred and prior to the twentieth anniversary of such original issuance, the holders of shares of Series B Preferred stock could tender their shares for redemption to the Company for a redemption price of $3.75 per Series B share, as adjusted. In addition, the Company could redeem the Series B Preferred Stock at a price of $3.75 per share, plus accrued and unpaid dividends, (a) at any time following February 12, 2012, or (b) if the average trading price of the Common Stock equaled or exceeded $4.74 per common share, as adjusted, for five consecutive trading days.

In June 2010, the Company redeemed 3,000,000 shares of our Series B Preferred Stock for a cash payment of approximately $11.3 million, and 1,000,000 shares of the Series B Preferred Stock were converted into 1,000,000 shares of our common stock. In June 2010, the Company retired the Series B Preferred Stock.

Series C Cumulative Perpetual Preferred Stock

On December 13, 2009, the Company sold 214,950 shares of our 10.25% Series C Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference $25.00 per share (the “ Series C Preferred Stock “) for net proceeds of $5.1 million. The Series C Preferred Stock cannot be converted into common stock of the Company, but may be redeemed by the Company, at the Company’s option, on or after December 14, 2011 for par value or $25.00 per share. In the event of a change of control of the Company, the Series C Preferred Stock will be redeemable by the holders at $26.00 per share during the first twelve months after December 14, 2009, $25.50 during the second twelve months after December 14, 2009, and $25.00 thereafter, except in certain circumstances when the acquirer is considered a qualifying public company. The Company will pay cumulative dividends on the Series C Preferred Stock at a fixed rate of 10.25% per annum of the $25.00 per share liquidation preference.

During the year ended December 31, 2010, the Company sold 2,594,506 shares of the Series C Preferred Stock under our ATM agreement for net proceeds of $63.4 million.

During the year ended December 31, 2011, the Company sold 1,190,544 shares of our 10.25% Series C Cumulative Perpetual Preferred Stock, under our ATM sales agreement for net proceeds of $29.1 million. The sales during the year ended December 31, 2011 have fully subscribed the authorized 4,000,000 shares of Series C Cumulative Perpetual Preferred Stock. During the year ended December 31, 2011, the Company paid dividends of $10.2 million to holders of our Series C Cumulative Perpetual Preferred Stock. The Series C Preferred Stock cannot be converted into common stock of the Company but may be redeemed by the Company, at the Company’s option, on or after December 14, 2011. The Series C Preferred Stock is recorded as temporary equity because a forced redemption, upon certain circumstances as a result of a change in control of the Company, is outside the Company’s control.

Series D Cumulative Preferred Stock

During the year ended December 31, 2011, the Company sold 1,437,558 shares of our 8.0% Series D Cumulative Preferred Stock with a liquidation preference of $50.00 per share, of which 400,000 were sold in an underwritten offering and 1,037,558 were sold under the ATM sales agreement, for net proceeds of $65.9 million. The Series D Preferred Stock cannot be converted into common stock of the Company but may be redeemed by the Company, at the Company’s option, on or after March 14, 2014 for par value or $50.00 per share or in certain circumstances prior to such date as a result of a change in control of the Company. The Company pays cumulative dividends on the Series D Preferred Stock at a fixed rate of 8.0% per annum of the $50.00 per share liquidation preference. During the year ended December 31, 2011, the Company paid dividends of $3.8 million to holders of our Series D Cumulative Preferred Stock.

A summary of dividends paid by the Company for the years ended December 31, 2011, 2010, and 2009 is presented below:

	(in thousands)
	2011	2010	2009
Dividend on Series B Preferred Stock	—	(131)	—
Dividend on Series C Preferred Stock	$(10,248)	(2,336)	(26)
Dividend on Series D Preferred Stock	(3,759)	—	—
Total dividends on Preferred Stock	(14,007)	(2,467)	(26)

Treasury Stock

On February 23, 2010 a total of 761,652 shares of common stock with a carrying value of $1,310,357, which were previously issued as a performance deposit on the Triad acquisition, were returned to the Company and are now held as treasury shares.

Unearned Common Stock in KSOP

During the year ended December 31, 2010, the Company loaned 153,300 shares of our common stock to the KSOP plan at a total cost of $603,613.

Noncontrolling Interests

In connection with the Williston Basin acquisition in 2008, the Company entered into equity participation agreements with the lenders pursuant to which the Company agreed to pay to the lenders an aggregate of 12.5% of all distributions paid to the owners of PRC Williston, which at this time is majority owned by Magnum Hunter Resources. The equity participation agreements were valued at $3,401,655 and accounted for as a noncontrolling interest in PRC Williston.

	(in thousands)
	2011	2010	2009
Noncontrolling interest at beginning of period	$1,450	$1,321	$1,385
NGAS Acquisition	497	—	—
Income/(Loss) to noncontrolling interest	249	129	(64)
Noncontrolling interest at end of period	$2,196	$1,450	$1,321

NOTE 12—INCOME TAXES

The total provision benefit for income taxes consists of the following:

	2011	2010	2009
	(in thousands)
Current
State	$—	$63	$—
Deferred
Federal	(513)	—	—
State	(60)	—	—
Foreign	(123)	—	—
Total tax expense	$(696)	$63	$—

At December 31, 2011, we had available for U.S. federal income tax reporting purposes, net operating loss carryforwards (NOL) for regular tax purposes of approximately $142 million which expires in varying amounts during the tax years 2019 through 2031 and foreign NOL of approximately $49 million which expire during the tax years 2015 through 2031. We also have approximately $2.5 million of depletion carryover which has no expiration. Approximately $45 million of our NOL relates to corporate acquisitions and the utilization of that portion of the NOL is limited on an annual basis under Section 382 as discussed below. With the exception of the tax benefits related to the NuLoch acquisition, no provision for federal income tax benefit is reflected on the statement of operations for the years ended December 31, 2011, 2010, and 2009, because we are uncertain as to our ability to utilize our NOL in the future. In May of 2011, we recorded a deferred tax liability in connection with the NuLoch acquisition and have recognized a deferred tax benefit due to the reversal of timing differences during the year.

The NOL above includes $9 million of deductions for excess stock-based compensation. Excess stock-based compensation deductions represent stock-based compensation that have generated tax deductions that have not yet resulted in a cash tax benefit because the Company has NOL carryforwards. The Company plans to recognize the federal NOL tax assets associated with excess stock-based compensation tax deductions only when all other components of the federal NOL tax assets have been fully utilized. If and when the excess stock-based compensation related NOL tax assets are realized, the benefit will be credited directly to equity. Internal Revenue Code, or I.R.C., Section 382 imposes additional limitations on a corporation’s ability to utilize its NOL carryforwards in the tax years following an “ownership change”. For this purpose, an ownership change results from stock transactions that increase the ownership of certain existing and new stockholders in the corporation by more than 50 percentage points during the previous three year testing period. The minimum annual NOL utilization limitation amount is determined by multiplying Company’s market capitalization value on the ownership change date by the applicable federal interest rate. The amount of the limitation may, under certain circumstances, be increased to reflect both recognized and deemed recognized built-in gains that occur, or are deemed to occur, during the five-year period immediately following the ownership change. An ownership change occurred in 2007 that subjected approximately $13 million of NOL carryforwards to the annual NOL utilization limitations provided for in Section 382 in addition to the limitation on the NOL related to the acquisitions discussed above. However, the annual NOL utilization limitations applicable to these ownership changes are not expected to have a material impact on our ability to utilize the NOL carryforwards generated in those prior years.

The following is a reconciliation of the reported amount of income tax expense (benefit) for the years ended December 31, 2011, 2010, and 2009 to the amount of income tax expense that would result from applying domestic federal statutory tax rates to pretax income:

	2011	2010	2009
	(in thousands)
Statutory tax expense (benefit)	$(26,301)	$(5,520)	$(5,741)
State income tax	(4,641)	63	—
Effect of foreign tax rates	315	—	—
Effect of permanent differences	419	386	7
Change in valuation allowance	29,512	5,134	5,734
Total tax expense (benefit)	$(696)	$63	$—

The components of our deferred income taxes were as follows for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$62,923	$21,520	$17,084
Asset retirement obligations	7,475	1,691	771
Share based compensation	10,247	3,091	2,693
Depletion carry forwards	972	972	508
Other foreign tax credits	834	—	—
Foreign tax credits	25,506	—	—
Deferred tax liabilities:
Property and equipment	(111,015)	(3,685)	(2,895)
Valuation allowances
Foreign tax credits	(25,506)	—	—
Related to acquisitions	(15,212)	—	—
Valuation allowance	(51,523)	(23,589)	(18,161)
Net deferred tax	$(95,299)	$—	$—

The tax years 2008-2011 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject. The tax years 2007-2011 remain open for the Texas Franchise tax.

NOTE 13—OTHER INFORMATION

Quarterly Data (Unaudited)

The following tables set forth unaudited summary financial results on a quarterly basis for the two most recent years.

	(in thousands)
	Quarter Ended				Total
	March 31	June 30	September 30	December 31	Year
2011
Total revenue	$15,321	$33,437	$32,439	$47,981	$129,178
Loss from operations	(2,529)	(13,988)	(13,320)	(29,553)	(59,390)
Net loss attributable to common shareholders	(9,298)	(18,497)	(1,952)	(60,921)	(90,668)
Basic and diluted loss per common share	$(0.12)	$(0.16)	$(0.01)	$(0.46)	$(0.80)
2010
Total revenue	$6,655	$8,402	$7,920	$9,046	$32,724
Loss from operations	(4,493)	(6,451)	(3,394)	(5,071)	(19,409)
Net loss attributable to common shareholders	(4,049)	(5,994)	(4,324)	(1,900)	(16,267)
Basic and diluted loss per common share	$(0.07)	$(0.10)	$(0.06)	$(0.02)	$(0.25)

Segment Reporting (Unaudited)

The following tables set forth operating activities by segment for the years ended December 31, 2011, 2010, and 2009 respectively.

	December 31, 2011
	(in thousands)
	Corporate Unallocated	U.S. Upstream	Canadian Upstream	Midstream	Oilfield Services	Intersegment Eliminations	Total
Oil and gas Sales	$—	$95,535	$10,731	$—	$—	$—	$106,266
Field operations and other	—	1,665	36	2,491	22,472	(3,752)	22,912

Total revenue	—	97,200	10,767	2,491	22,472	(3,752)	129,178
Lease operating expenses	—	26,689	1,813	—	—	(1,434)	27,068
Severance taxes and marketing	—	6,886	588	—	—	—	7,474
Exploration	—	1,497	40	—	—	—	1,537
Field Operations	—	1,508	—	373	17,375	(2,318)	16,938
Impairment of unproved oil & gas properties	—	1,108	—	—	—	—	1,108
Impairment of proved oil & gas properties	—	21,792	—	—	—	—	21,792
Depreciation, depletion and accretion	—	40,374	6,055	1,789	872	—	49,090
General and administrative	50,794	8,822	1,914	850	1,181	—	63,561

Total expenses	50,794	108,676	10,410	3,012	19,428	(3,752)	188,568
Interest income	4	15	2,062	—	—	(2,054)	27
Interest expense	(9,879)	(2,315)	13	(1,674)	(204)	2,054	(12,005)
Gain (loss) on derivative contracts	(6,346)	—	—	—	—	—	(6,346)
Other income and (expense)	—	611	(5)	—	—	—	606

Total other income and expense	(16,221)	(1,689)	2,070	(1,674)	(204)	—	(17,718)
Loss from continuing operations before non-controlling interest	(67,015)	(13,165)	2,427	(2,195)	2,840	—	(77,108)
Income tax expense (benefit)	—	(571)	(125)	—	—	—	(696)
Net (income) loss attributable to non-controlling interest	—	(249)	—	—	—	—	(249)

Net loss	$(67,015)	$(12,843)	$2,552	$(2,195)	$2,840	$—	$(76,661)

	December31, 2010
	(in thousands)
	Corporate Unallocated	U.S. Upstream	Canadian Upstream	Midstream	Oilfield Services	Intersegment Eliminations	Total
Oil and gas Sales	$—	$27,715	$—	$—	$—	$—	$27,715
Field operations and other	—	1,905	—	414	5,027	(2,337)	5,009

Total revenue	—	29,620	—	414	5,027	(2,337)	32,724
Lease operating expenses	—	10,399	—	—	—	—	10,399
Severance taxes and marketing	—	2,305	—	—	—	—	2,305
Exploration	—	936	—	—	—	—	936
Field Operations	—	2,213	—	214	4,273	(2,337)	4,363
Impairment of proved oil & gas properties	—	306	—	—	—	—	306
Depreciation, depletion and accretion	—	8,347	—	45	531	—	8,923
General and administrative	22,835	1,798	—	71	197	—	24,901

Total expenses	22,835	26,304	—	330	5,001	(2,337)	52,133
Interest income	41	20	—	—	—	—	61
Interest expense	(3,412)	(23)	—	—	(159)	—	(3,594)
Gain (loss) on derivative contracts	820	(6)	—	—	—	—	814

Total other income and expense	(2,551)	(9)	—	—	(159)	—	(2,719)
Loss from continuing operations before non-controlling interest	(25,386)	3,307	—	84	(133)	—	(22,128)
Net (income) loss attributable to non-controlling interest	—	(129)	—	—	—	—	(129)

Net income (loss) from continuing operations	(25,386)	3,178	—	84	(133)	—	(22,257)
Income from discontinued operations	—	8,457	—	—	—	—	8,457

Net loss	$(25,386)	$11,635	$—	$84	$(133)	$—	$(13,800)

	December 31, 2009
	(in thousands)
	Corporate Unallocated	U.S. Upstream	Canadian Upstream	Midstream	Oilfield Services	Intersegment Eliminations	Total
Oil and gas Sales	$—	$6,607	$—	$—	$—	$—	$6,607
Field operations and other	—	237	—	—	—	—	237

Total revenue	—	6,844	—	—	—	—	6,844
Lease operating expenses	—	3,879	—	—	—	—	3,879
Severance taxes and marketing	—	500	—	—	—	—	500
Exploration	—	790	—	—	—	—	790
Impairment of proved oil & gas properties	—	634	—	—	—	—	634
Depreciation, depletion and accretion	—	3,168	—	—	—	—	3,168
General and administrative	8,485	5	—	—	—	—	8,490

Total expenses	8,485	8,976	—	—	—	—	17,461
Interest income	1	—	—	—	—	—	1
Interest expense	(3,336)	645	—	—	—	—	(2,691)
Gain (loss) on derivative contracts	(2,061)	(264)	—	—	—	—	(2,325)

Total other income and expense	(5,396)	381	—	—	—	—	(5,015)
Loss from continuing operations before non-controlling interest	(13,881)	(1,751)	—	—	—	—	(15,632)
Net (income) loss attributable to non-controlling interest	—	63	—	—	—	—	63

Net income (loss) from continuing operations	(13,881)	(1,688)	—	—	—	—	(15,569)
Income from discontinued operations	—	445	—	—	—	—	445

Net loss	$(13,881)	$(1,243)	$—	$—	$—	$—	$(15,124)

The Oilfield Services, Midstream, and Upstream functions best define the operating segments of Company that are reported separately. The factors used to identify these reportable segments are based on the nature of the operations that are undertaken by each segment. The Upstream segment is organized and operates to explore for and produce crude oil and natural gas. The Company has significant operations both in the United States and in Canada in the Upstream segment. The Oilfield Services segment is organized and operates to sell services to third party producers of crude oil and natural gas. The Midstream segment operates a network of pipelines that gathers natural gas. These segments are broadly understood across the petroleum and petrochemical industries.

These functions have been defined as the operating segments of the Company because they are the segments (1) that engage in business activities from which revenues are earned and expenses are incurred; (2) whose operating results are regularly reviewed by the Company’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and (3) for which discrete financial information is available.

Supplemental Oil and Gas Disclosures (Unaudited)

The following table sets forth the costs incurred in oil and gas property acquisition, exploration, and development activities.

	(in thousands)
	2011	2010	2009
Purchase of non-producing leases	$412,099	$46,683	$2,603
Purchase of producing properties	204,511	53,116	3,288
Exploration costs	189,535	43,466	3,794
Development costs	24,740	13,641	6,798
Asset retirement obligation	12,843	2,171	278

	$843,728	$159,077	$16,761

Oil and Gas Reserve Information

Proved oil and gas reserve quantities are based on estimates prepared by Cawley, Gillespie & Associates, Inc. and AJM, Magnum Hunter’s third party reservoir engineering firms. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data only represent estimates and should not be construed as being exact.

Total Proved Reserves

	Crude oil and Condensate	Natural Gas
	(mbbl)	(mcf)
Balance December 31, 2008	2,410	4,253
Extensions, discoveries and other additions	982	2,087
Revisions of previous estimates	1,329	34
Purchases of reserves in place	84	3,468
Sales of reserves in place	(16)	(20)
Production	(180)	(458)

Balance December 31, 2009	4,609	9,364
Revisions of previous estimates	(112)	541
Purchase of reserves	3,328	22,250
Extensions, discoveries, and other additions	890	13,822
Sale of reserves	(1,507)	(5,298)
Production	(384)	(1,227)

Balance December 31, 2010	6,824	39,452
Revisions of previous estimates	6,937	40,495
Purchase of reserves	6,345	43,757
Extensions, discoveries, and other additions	2,687	22,399
Sale of reserves	(215)	(11)
Production	(869)	(6,855)

Balance December 31, 2011	21,709	139,237

Developed reserves, included above
December 31, 2009	2,055	4,953
December 31, 2010	3,720	18,888
December 31, 2011	9,179	90,198

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with then current provisions of ASC 932 and SFAS 69. Future cash inflows at December 31, 2011 and 2010 were computed by applying the unweighted, arithmetic average on the closing price on the first day of each month for the 12-month period prior to December 31, 2011, 2010, and 2009 to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved.

Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value of our oil and natural gas properties.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	(in thousands)
	Years Ended December 31,
	2011	2010	2009
Future cash inflows	$2,409,249	$709,788	$262,758
Future production costs	(765,048)	(253,544)	(93,078)
Future development costs	(330,007)	(77,216)	(33,245)
Future income tax expense	(253,721)	(88,233)	(30,858)
Future net cash flows	1,060,473	290,795	105,577
10% annual discount for estimated timing of cash flows	(586,077)	(162,836)	(58,189)
Standardized measure of discounted future net cash flows	$474,396	$127,959	$47,388

Future cash flows as shown above were reported without consideration for the effects of commodity derivative transactions outstanding at each period end.

Changes in Standardized Measure of Discounted Future Net Cash Flows

The changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	(in thousands)
	Year Ended December 31,
	2011	2010	2009
Balance, beginning of period	127,959	47,388	15,621
Net change in sales and transfer prices and in production (lifting) costs related to future production	49,498	17,133	12,387
Changes in estimated future development costs	(167,399)	(50,950)	(18,755)
Sales and transfers of oil and gas produced during the period	(71,724)	(19,054)	(4,757)
Net change due to extensions, discoveries and improved recovery	110,316	51,022	17,578
Net change due to revisions in quantity estimates	235,163	(355)	17,654
Previously estimated development costs incurred during the period	24,740	25,020	6,798
Accretion of discount	27,029	2,740	2,614
Purchase of minerals in place	234,336	112,406	8,739
Sale of minerals in place	(3,726)	(23,837)	(262)
Other	824	(1,863)	(3,606)
Net change in income taxes	(92,620)	(31,691)	(6,623)

Standardized measure of discounted future net cash flows	474,396	127,959	47,388

The commodity prices inclusive of adjustments for quality and location used in determining future net revenues related to the standardized measure calculation are as follows.

	2011	2010	2009
Oil (per bbl)	$96.19	$79.43	$54.96
Natural gas liquids (per bbl)	$44.25	$—	$27.20
Gas (per mcf)	$4.11	$4.37	$3.35

NOTE 14 — RELATED PARTY TRANSACTIONS

During 2011, 2010, and 2009, we rented an airplane for business use at various times from Pilatus Hunter, LLC, an entity 100% owned by Gary C. Evans, our Chairman and CEO. Airplane rental expenses totaled $463,000, $450,000, and $161,000, for the year ended December 31, 2011, 2010, and 2009, respectively.

During 2011, 2010, and 2009, we obtained accounting services and use of office space from GreenHunter Energy, Inc., an entity for which Mr. Evans is an officer and major shareholder and for which Ronald Ormand, our Chief Financial Officer and a director, is also a director. Professional services expenses totaled $162,000, $212,000, and $30,000 for the year ended December 31, 2011, 2010, and 2009, respectively. All accounting services are now managed entirely by Magnum Hunter employees.

We entered into a one year lease for a corporate apartment from an executive of the Company who was transferred for monthly rent of $4,500 for use by Company employees. During the year ended December 31, 2011, the Company paid rent of $36,000 pertaining to the lease.

During the year ended December 31, 2011, Eagle Ford Hunter, Triad Hunter and Hunter Disposal, LLC, wholly owned subsidiaries of the Company, rented storage tanks for disposal water and equipment from GreenHunter Energy, Inc. Rental costs totaled $1.3 million, $0 and $0 for the years ended December 31, 2011, 2010 and 2009, respectively. Terms for the storage rental are comparable to those that could be obtained from third parties in the marketplace.

As of December 31, 2011, our net accounts payable to GreenHunter Energy, Inc. was $70,000.

On October 13, 2011, the Company purchased an office building for $1.7 million from GreenHunter Energy, Inc. In conjunction with the purchase, the Company entered into a term note with a financial institution for $1.4 million due on November 30, 2017, a portion of which note is guaranteed by Mr. Evans. The building houses the accounting functions of Magnum Hunter and the building purchase enabled the Company to terminate the previous services arrangement described above.

On February 17, 2012, the Company divested its wholly-owned subsidiary, Hunter Disposal, LLC, to GreenHunter Water, LLC, a wholly-owned subsidiary of GreenHunter Energy, Inc. See Note 17 — Subsequent Events, for more information.

NOTE 15 — COMMITMENTS AND CONTINGENCIES

Payable on Sale of Partnership

On September 26, 2008, the Company sold its 5.33% limited partner interest in Hall-Houston Exploration II, L. P. pursuant to a Partnership Interest Purchase Agreement dated September 26, 2008, as amended on September 29, 2008. The interest was purchased by a non-affiliated partnership for a cash consideration of $8.0 million and the purchaser’s assumption of the first $1,353,000 of capital calls subsequent to September 26, 2008. The Company agreed to reimburse the purchaser for up to $754,255 of capital calls in excess of the first $1,353,000. The Company’s net gain on the sale of the asset is subject to future upward adjustment to the extent that some or all of the $754,255 is not called. The liability as of December 31, 2011 and 2010 was $640,695.

Operational Contingencies

The exploration, development and production of oil and gas assets are subject to various, federal and state laws and regulations designed to protect the environment. Compliance with these regulations is part of our day-to-day operating procedures. Infrequently, accidental discharge of such materials as oil, natural gas or drilling fluids can occur and such accidents can require material expenditures to correct. We maintain levels of insurance we believe to be customary in the industry to limit its financial exposure. We are unaware of any material capital expenditures required for environmental control during this fiscal year.

Leases

As of December 31, 2011, we rent various office spaces in Houston, Texas, that total approximately 22,966 square feet at a cost of $37,925 per month for the remaining terms ranging from two to fifty-two months. Triad Hunter had various lease commitments for periods ranging from three to seventy-four months at December 31, 2011, and with monthly payments of approximately $29,518 as of that date. Williston Hunter has office spaces in Calgary, Alberta and Denver, Colorado that have a combined monthly payment of $31,517.

Drilling Contract

On June 24, 2011, the Company entered into a forty month drilling contract from July 1, 2011, through October 31, 2014. Our remaining maximum liability under the drilling contract, which would apply if we terminated the contract before the end of its term, was approximately $16.6 million as of December 31, 2011.

Employment Agreements

We have outstanding employment agreements with three of our senior and executive officers for terms ranging from four to nine months. Our maximum commitment under the employment agreements, which would apply if the employees covered by these agreements were all terminated without cause, was approximately $963,000 at December 31, 2011.

NOTE 16 — CONDENSED CONSOLIDATING GUARANTOR FINANCIAL STATEMENTS

The Company and its wholly-owned subsidiaries, except Alpha Hunter Drilling, LLC, Eureka Hunter, LLC, and Hunter Real Estate, LLC, and its majority owned subsidiary, PRC Williston, LLC referred to collectively as Non Guarantor Subsidiaries, may fully and unconditionally guarantee the obligations of the Company under any debt securities that it may issue pursuant to a universal shelf registration statement, on a joint and several basis, on Form S-3. Condensed consolidating financial information for Magnum Hunter Resources Corporation and subsidiaries as of December 31, 2011 and December 31, 2010, and for the years ended December 31, 2011, 2010, and 2009 was as follows:

Magnum Hunter Resources Corporation and Subsidiaries Condensed Consolidating Balance Sheets

(in thousands)

	As of December 31, 2011
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
ASSETS
Current assets	$25,402	$39,570	$12,341	$—	$77,313
Intercompany accounts receivable	602,773	—	—	(602,773)	—
Property and equipment (using successful efforts accounting)	13,287	727,661	337,558	—	1,078,506
Investment in subsidiaries	244,500	—	126,655	(371,155)	—
Other assets	9,151	467	2,967	—	12,585
Total Assets	$895,113	$767,698	$479,521	$(973,928)	$1,168,404
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$21,112	$114,105	$32,102	$—	$167,319
Intercompany accounts payable	—	241,339	361,434	(602,773)	—
Long-term liabilities	253,319	93,925	63,189	—	410,433
Redeemable preferred stock	100,000	—	—	—	100,000
Shareholders’ equity	520,682	318,329	22,796	(371,155)	490,652
Total Liabilities and Stockholders’ Equity	$895,113	$767,698	$479,521	$(973,928)	$1,168,404

	As of December 31, 2010
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
ASSETS
Current assets	$4,809	$6,436	$1,881	$—	$13,126
Intercompany accounts receivable	131,691	—	—	(131,691)	—
Property and equipment (using successful efforts accounting)	12,049	149,647	70,905	—	232,601
Investment in subsidiaries	80,877	—	—	(80,877)	—
Other assets	2,724	512	4	—	3,240
Total Assets	$232,150	$156,595	$72,790	$(212,568)	$248,967
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$24,853	$13,480	$5,902	$—	$44,235
Intercompany accounts payable	—	56,326	75,365	(131,691)	—
Long-term liabilities	24,386	3,023	3,765	—	31,174
Redeemable preferred stock	70,236	—	—	—	70,236
Shareholders’ equity	112,675	83,766	(12,242)	(80,877)	103,322
Total Liabilities and Stockholders’ Equity	$232,150	$156,595	$72,790	$(212,568)	$248,967

Magnum Hunter Resources Corporation and Subsidiaries Condensed Consolidating Statements of Operations

(in thousands)

	For the Year Ended December 31, 2011
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
Revenues	$1,056	$100,504	$31,370	$(3,752)	$129,178
Expenses	68,757	111,994	29,287	(3,752)	206,286
Loss from continuing operations before equity in net income of subsidiary	(67,701)	(11,490)	2,083	—	(77,108)
Equity in net income of subsidiary	(8,960)	—	—	8,960	—
Net income (loss)	(76,661)	(11,490)	2,083	8,960	(77,108)
Less: Net income attributable to non-controlling interest	—	—	(249)	—	(249)
Net loss	(76,661)	(11,490)	1,834	8,960	(77,357)
Income tax benefit	—	571	125	—	696
Dividends on preferred stock	(14,007)	—	—	—	(14,007)
Net income (loss) attributable to common shareholders	$(90,668)	$(10,919)	$1,959	$8,960	$(90,668)

	For the Year Ended December 31, 2010
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
Revenues	$1,312	$21,765	$11,984	$(2,337)	$32,724
Expenses	27,339	18,293	11,557	(2,337)	54,852
Loss from continuing operations before equity in net income of subsidiary	(26,027)	3,472	427	—	(22,128)
Equity in net income of subsidiary	3,770	—	—	(3,770)	—
Gain (loss) from continuing operations before income taxes and non-controlling interest	(22,257)	3,472	427	(3,770)	(22,128)
Less: Net income attributable to non-conrolling interest	—	—	(129)	—	(129)
Net income (loss) from continuing operations attributable to Magnum Hunter Resources Corporation	(22,257)	3,472	298	(3,770)	(22,257)
Income from discontinued operations	8,457	—	—	—	8,457
Net loss	(13,800)	3,472	298	(3,770)	(13,800)
Dividends on preferred stock	(2,467)	—	—	—	(2,467)
Net income (loss) attributable to common shareholders	$(16,267)	$3,472	$298	$(3,770)	$(16,267)

	For the Year Ended December 31, 2009
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
Revenues	$981	$104	$5,777	$(18)	$6,844
Expenses	16,054	152	6,282	(12)	22,476
Loss from continuing operations before equity in net income of subsidiary	(15,073)	(48)	(505)	(6)	(15,632)
Equity in net income of subsidiary	(491)	—	—	491	—
Gain (loss) from continuing operations before income taxes and non-controlling interest	(15,564)	(48)	(505)	485	(15,632)
Less: Net income attributable to non-controlling interest	—	—	63	—	63
Net income (loss) from continuing operations attributable to Magnum Hunter Resources Corporation	(15,564)	(48)	(442)	485	(15,569)
Income from discontinued operations	445	—	—	—	445
Net loss	(15,119)	(48)	(442)	485	(15,124)
Dividends on preferred stock	(26)	—	—	—	(26)
Net income (loss) attributable to common shareholders	$(15,145)	$(48)	$(442)	$485	$(15,150)

Magnum Hunter Resources Corporation

and Subsidiaries Condensed Consolidating Statements of Cash Flows

(in thousands)

	For the Year Ended December 31, 2011
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
Cash flow from operating activities	$(203,251)	$192,027	$45,062	$—	$33,838
Cash flow from investing activities	(90,464)	(196,692)	(74,559)	—	(361,715)
Cash flow from financing activities	310,917	(369)	31,645	—	342,193
Effect of exchange rate changes on cash	—	—	(19)	—	(19)
Net increase (decrease) in cash	17,202	(5,034)	2,129	—	14,297
Cash at beginning of period	1,556	(1,094)	92	—	554
Cash at end of period	$18,758	$(6,128)	$2,221	$—	$14,851

	For the Year Ended December 31, 2010
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
Cash flow from operating activities	$(92,809)	$72,453	$19,189	$—	$(1,167)
Cash flow from investing activities	(21,926)	(77,194)	(19,161)	—	(118,281)
Cash flow from financing activities	117,998	(80)	(198)	—	117,720
Net increase (decrease) in cash	3,263	(4,821)	(170)	—	(1,728)
Cash at beginning of period	(1,707)	3,727	262	—	2,282
Cash at end of period	$1,556	$(1,094)	$92	$—	$554

	For the Year Ended December 31, 2009
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
Cash flow from operating activities	$719	$440	$2,214	$—	$3,373
Cash flow from investing activities	(12,549)	(529)	(3,546)	—	(16,624)
Cash flow from financing activities	9,414	(1)	—	—	9,413
Net decrease in cash	(2,416)	(90)	(1,332)	—	(3,838)
Cash at beginning of period	4,420	235	1,465	—	6,120
Cash at end of period	$2,004	$145	$133	$—	$2,282

The Company and certain of its subsidiaries, including Alpha Hunter Drilling, LLC, Bakken Hunter, LLC, Eagle Ford Hunter, Inc., Hunter Aviation, LLC, Hunter Real Estate, LLC, Magnum Hunter Marketing, LLC, Magnum Hunter Production, Inc., Magnum Hunter Resources, GP, LLC, Magnum Hunter Resources, LP, NGAS Gathering, LLC, NGAS Hunter, LLC, PRC Williston, LLC, Triad Hunter, LLC, Williston Hunter, Inc., and Williston Hunter ND, LLC, (collectively, “Guarantor Subsidiaries”), jointly and severally guarantee on a senior unsecured basis the obligations of the Company under all the Senior Notes issued under the indenture entered into by the Company on May 16, 2012, as supplemented. (Viking International Resources Co., Inc., the Company’s subsidiary that was added as a guarantor of the Senior Notes pursuant to the supplemental indenture dated December 13, 2012, was acquired by the Company on November 2, 2012 and is not included as a Guarantor Subsidiary in the following financial statements.) Condensed consolidating financial information for Magnum Hunter Resources Corporation, the Guarantor Subsidiaries and the other subsidiaries of the Company (the “Non Guarantor Subsidiaries”) as of December 31, 2011 and December 31, 2010, and for the years ended December 31, 2011, 2010, and 2009 was as follows:

Magnum Hunter Resources Corporation and Subsidiaries Condensed Consolidating Balance Sheets

(in thousands)

	As of December 31, 2011
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
ASSETS
Current assets	$25,402	$41,748	$9,595	$568	$77,313
Intercompany accounts receivable	667,557	—	—	(667,557)	—
Property and equipment (using successful efforts accounting)	13,287	765,281	299,938	—	1,078,506
Investment in subsidiaries	147,490	64,783	126,655	(338,928)	—
Other assets	9,151	466	2,968	—	12,585
Total Assets	$862,887	$872,278	$439,156	$(1,005,917)	$1,168,404

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$21,112	$115,323	$30,304	$580	$167,319
Intercompany accounts payable	—	351,408	316,149	(667,557)	—
Long-term liabilities	253,319	99,102	58,012	—	410,433
Redeemable preferred stock	100,000	—	—	—	100,000
Shareholders’ equity	488,456	306,445	34,691	(338,940)	490,652
Total Liabilities and Stockholders’ Equity	$862,887	$872,278	$439,156	$(1,005,917)	$1,168,404

	As of December 31, 2010
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
ASSETS
Current assets	$4,809	$7,924	$393	$—	$13,126
Intercompany accounts receivable	131,691	—	—	(131,691)	—
Property and equipment (using successful efforts accounting)	12,049	184,835	35,717	—	232,601
Investment in subsidiaries	70,073	—	—	(70,073)	—
Other assets	2,724	502	14	—	3,240
Total Assets	$221,346	$193,261	$36,124	$(201,764)	$248,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	24,853	14,357	5,025	—	$44,235
Intercompany accounts payable	—	102,949	28,742	(131,691)	—
Long-term liabilities	24,386	6,426	362	—	31,174
Redeemable preferred stock	70,236	—	—	—	70,236
Shareholders’ equity	101,871	69,529	1,995	(70,073)	103,322
Total Liabilities and Stockholders’ Equity	$221,346	$193,261	$36,124	$(201,764)	$248,967

Magnum Hunter Resources Corporation and Subsidiaries Condensed Consolidating Statements of Operations

(in thousands)

	For the Year Ended December 31, 2011
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated

Revenues	$1,056	$105,536	$26,365	$(3,779)	$129,178
Expenses	68,757	118,026	23,282	(3,779)	206,286

Loss from continuing operations before equity in net income of subsidiary	(67,701)	(12,490)	3,083	—	(77,108)
Equity in net income of subsidiary	(8,960)	—	—	8,960	—

Net income (loss) from continuing operations before income taxes and non-controlling interest	(76,661)	(12,490)	3,083	8,960	(77,108)

Income tax benefit	—	571	125	—	696
Net income attributable to non-controlling interest	—	(249)	—	—	(249)
Net income (loss)	(76,661)	(12,168)	3,208	8,960	(76,661)

Dividends on preferred stock	(14,007)	—	—	—	(14,007)

Net income (loss) attributable to common shareholders	$(90,668)	$(12,168)	$3,208	$8,960	$(90,668)

	For the Year Ended December 31, 2010
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated

Revenues	$1,312	$31,698	$2,051	$(2,337)	$32,724
Expenses	27,339	28,436	1,414	(2,337)	54,852

Loss from continuing operations before equity in net income of subsidiary	(26,027)	3,262	637	—	(22,128)
Equity in net income of subsidiary	3,770	—	—	(3,770)	—

Net income (loss)	(22,257)	3,262	637	(3,770)	(22,128)
Less: Net income attributable to non-controlling interest	—	(129)	—	—	(129)

Income from discontinued operations	8,457	—	—	—	8,457
Net loss	(13,800)	3,133	637	(3,770)	(13,800)
Dividends on preferred stock	(2,467)	—	—	—	(2,467)

Net income (loss) attributable to common shareholders	$(16,267)	$3,133	$637	$(3,770)	$(16,267)

	For the Year Ended December 31, 2009
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
Revenues	$981	$5,881	$—	$(18)	$6,844
Expenses	16,054	6,434	—	(12)	22,476

Income (loss)from continuing operations before equity in net losses of subsidiary	(15,073)	(553)	—	(6)	(15,632)
Equity in net loss of subsidiary	(496)	—	—	496	—

Gain (loss)from continuing operations before income taxes and non-controlling interest	(15,569)	(553)	—	490	(15,632)
Less: Net income attributable to non-controlling interest	—	63	—	—	63

Net loss from continuing operations attributable to Magnum Hunter
Resources Corporation	(15,569)	(490)	—	490	(15,569)
Income from discontinued operations	445	—		—	445

Net income (loss)	(15,124)	(490)	—	490	(15,124)

Dividends on preferred stock	(26)	—	—	—	(26)

Net income (loss)attributable to common shareholders	$(15,150)	$(490)	$—	$490	$(15,150)

Magnum Hunter Resources Corporation

and Subsidiaries Condensed Consolidating Statements of Cash Flows

(in thousands)

	For the Year Ended December 31, 2011
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated

Cash flow from operating activities	$(203,251)	$193,295	$43,794	$—	$33,838
Cash flow from investing activities	(90,464)	(201,272)	(69,979)	—	(361,715)
Cash flow from financing activities	310,917	3,206	28,070	—	342,193

Effect of exchange rate changes on cash	—	—	(19)	—	(19)
Net increase (decrease) in cash	17,202	(4,771)	1,866	—	14,297
Cash at beginning of period	1,556	(1,101)	99	—	554

Cash at end of period	$18,758	$(5,872)	$1,965	$—	$14,851

	For the Year Ended December 31, 2010
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated

Cash flow from operating activities	$(92,809)	$73,243	$18,399	$—	$(1,167)
Cash flow from investing activities	(21,926)	(78,081)	(18,274)	—	(118,281)
Cash flow from financing activities	117,998	(278)	—	—	117,720

Net decrease in cash	3,263	(5,116)	125	—	(1,728)
Cash at beginning of period	(1,707)	3,989	—	—	2,282

Cash at end of period	$1,556	$(1,127)	$125	$—	$554

	For the Year Ended December 31, 2009
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated

Cash flow from operating activities	$719	$2,654	$—	$—	$3,373
Cash flow from investing activities	(12,549)	(4,075)	—	—	(16,624)
Cash flow from financing activities	9,414	(1)	—	—	9,413

Net decrease in cash	(2,416)	(1,422)	—	—	(3,838)
Cash at beginning of period	4,420	1,700	—	—	6,120

Cash at end of period	$2,004	$278	$—	$—	$2,282

NOTE 17 — SUBSEQUENT EVENTS

We sold an additional 638,998 shares of out Series D Cumulative Perpetual Preferred Stock at an average price of $47.33 per share for net proceeds of approximately $29.6 million, pursuant to our ATM sales agreement subsequent to December 31, 2011, through the date of this report. There are a total of 2,076,556 shares of Series D Preferred Stock outstanding as of the date of this report.

On February 14, 2012, the Company entered into the Fifth Amendment to the Second Amended and Restated Credit Agreement, as amended. Pursuant to the Fifth Amendment, the Company’s borrowing base was increased to $235 million from $200 million.

On February 17, 2012, Triad Hunter, a wholly-owned subsidiary of the Company, closed on an acquisition of leasehold mineral interests located predominantly in Noble County, Ohio referred to as the Utica Acreage, for a total purchase price of $24.8 million. The Utica Acreage consists of approximately 15,558 gross (12,186 net) acres predominantly located in Noble County, Ohio. The net price paid per acre for this acquisition was $2,037.

The Utica Acreage is in close proximity to Triad Hunter’s existing acreage position in Washington and Noble Counties, Ohio, and now provides Triad Hunter approximately 18,187 gross (14,815 net) acres in in these two counties, and a total of 61,151 net acres that are presently prospective for the Utica Shale.

On February 17, 2012, the Company, through its wholly owned subsidiary, Triad Hunter, LLC, closed on the sale of 100% of the equity ownership interest of Hunter Disposal, LLC. The sale was made with GreenHunter Water, LLC, a wholly-owned subsidiary of GreenHunter Energy, Inc., an entity for which Mr. Evans is an officer and major shareholder and for which Ronald Ormand, our Chief Financial Officer and a director, is also a director. The terms and conditions of the equity purchase agreement between the parties were approved by the audit committee or an independent special committee for each party. The total sales price for this acquisition was approximately $8.8 million. The consideration received included a combination of cash, GreenHunter Energy restricted common stock, GreenHunter Energy 10% cumulative preferred stock, and a promissory note due to the Seller. In connection with the sale Triad Hunter entered into agreements with Hunter Disposal, LLC and GreenHunter Water, LLC for wastewater hauling and disposal capacity in Kentucky, Ohio and West Virginia and a five-year tank rental agreement with GreenHunter Water, LLC.